Exhibit 10.42

GMH Communities, LP,
as Issuer,

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

TRUST INDENTURE

GMH Communities, LP
Taxable Notes
Series 2007

Dated as of May 7, 2007

i

v

Section 15.04.	Notices	67

Section 15.05.	Payments Due on Saturdays, Sundays and Holidays	67

Section 15.06.	Counterparts	68

Section 15.07.	Applicable Provisions of Law; Waiver of Jury Trial; Forum Selection	68

Section 15.08.	Captions or Headings in this Indenture	68

Section 15.09.	Force Majeure	68

EXHIBITS AND SCHEDULES

Exhibit A - Form of Series 2007 Taxable Note

Exhibit B - Closing Statement

Exhibit C - Military Housing Projects

Exhibit D - Form of Notice to Make a Drawing

Exhibit E - Schedule of Drawings and Redemptions

Exhibit F - Audited Financial Statements

Exhibit G - Pledged Accounts

Exhibit H - Closing Proforma

Schedule 4.06

Schedule 5.02

TRUST INDENTURE

THIS TRUST INDENTURE is made and entered into as of May 7, 2007 by and between GMH COMMUNITIES, LP, a Delaware limited partnership, as issuer (the “Issuer”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (together with any successor trustee hereunder, the “Trustee”).

W I T N E S S E T H :

WHEREAS, GMH Communities Trust (“GMH”) is a publicly-traded real estate investment trust (“REIT”) that focuses on providing housing to college and university students and to U.S. military personnel and their families;

WHEREAS, the Issuer is the operating partnership of GMH, and is a Delaware limited partnership with the authority, among other things, to borrow money and issue the Notes in order to raise working capital.  Through the Issuer, GMH owns and operates various student housing properties, and owns equity interests in various ventures that own military housing privatization projects, pursuant to the Military Housing Privatization Initiative in the 1996 National Defense Authorization Act, as amended;

WHEREAS, the Issuer provides, through its taxable REIT subsidiaries and other affiliates, for operation, development, construction, renovation, and management services for the military housing privatization projects, and for property management services for student housing properties;

WHEREAS, with respect to the military housing privatization projects, the Issuer has an ownership interest in, and through various subsidiaries and affiliates operates, develops, constructs, renovates, and manages, ten (10) military housing privatization projects comprising an aggregate of approximately 19,631 housing units as of the date hereof and 20,364 end-state housing units, and is in exclusive negotiations with the U.S. Navy and the U.S. Army with respect to two (2) additional military housing privatization projects;

WHEREAS, GMH’s military housing privatization projects are conducted through two wholly-owned subsidiaries of the Issuer, GMH Military Housing Investments, LLC and GMH Military Housing, LLC.  GMH Military Housing Investments, LLC owns equity interests in the military housing privatization projects, and owns and operates the AETC Group 1 military housing privatization project.  GMH Military Housing, LLC develops, manages, and constructs/renovates military housing and related infrastructure at all other GMH military housing privatization projects through its subsidiaries;

WHEREAS, pursuant to contractual agreements within the GMH organizational structure, the Issuer regularly receives distributions in the form of revenues derived from various fees (including, without limitation, operating, management, development, construction/renovation, and incentive fees), and returns on equity contributions from its subsidiaries involved in the military housing privatization projects, including, without limitation, from GMH Military Housing Investments, LLC, GMH Military Housing, LLC, and their subsidiaries;

WHEREAS, the Issuer wishes to issue the Notes in an aggregate principal amount of up to $100,000,000, as may be expanded, all as hereinafter provided, to access additional working capital in order to, among other things, retire and terminate its Existing Line of Credit (as defined herein), which was used for the financing of acquisitions, the payment of dividend distributions, for working capital, and other general corporate purposes;

WHEREAS, the Initial Owner agrees to purchase the Notes pursuant to that certain Note Purchase Agreement, by and between the Issuer and the Initial Owner, and dated as of the date hereof;

WHEREAS, the Trustee has been granted a security interest in the Collateral (as defined herein, and which includes the aforementioned distributions, fees, and returns on equity contributions), pursuant to this Indenture and that certain Pledge and Security Agreement by and among the Trustee, GMH, and the Guarantors, dated as of the date hereof;

WHEREAS, pursuant to the Pledge Agreement and that certain Account Control Agreement, dated May 7, 2007, the parties thereto have granted a security interest to the Trustee in certain accounts as set forth on Exhibit G.

WHEREAS, all things necessary to (i) make the Notes, when authenticated by the Trustee and issued as provided in this Indenture, the valid, binding and legal general obligations of the Issuer and to constitute this Indenture as a valid assignment and pledge of the Collateral in order to secure the prompt and complete payment when due of the Obligations of the Issuer, including, but not limited to, the payment of principal of and interest on the Notes, and the performance by the Issuer of all of its covenants and obligations herein, (ii) the creation, execution and delivery of this Indenture, and (iii) the creation, execution and issuance of the Notes, subject to the terms hereof, have in all respects been duly authorized; and,

WHEREAS GMH and the Guarantors, pursuant that certain Guaranty Agreement by and among the Trustee, GMH, and the Guarantors, dated as of the date hereof, have agreed to guaranty the prompt and complete performance and payment when due of all present and future Obligations of the Issuer under this Indenture;

NOW, THEREFORE, THIS TRUST INDENTURE WITNESSETH:

GRANTING CLAUSE

The Issuer, in consideration of the premises and the acceptance by the Trustee of the trusts hereby created and of the purchase and acceptance of the Notes by the Initial Owner thereof, and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to secure the prompt and complete performance and payment when due of the Obligations, including, but not limited to, the payment of principal of and interest on the Notes, and the performance by the Issuer of all of the covenants and obligations to be performed by it pursuant to this Indenture, the Issuer hereby irrevocably assigns and pledges to the Trustee and grants to the Trustee a security interest, on behalf of the Secured Parties, in all of the Issuer’s right, title and interest in, to and under, the following (which is collectively, the “Collateral”):

(a)           the Revenues;

(b)           the Preferred Returns;

(c)           GMH’s and the Guarantors’ guaranty pursuant to the Guaranty Agreement;

(d)           all Additional Collateral;

(e)           all Pledged Collateral, as defined in the Pledge Agreement;

(f)            all monies, cash, and securities held from time to time under and subject to the terms of this Indenture, the Pledge Agreement, or the Account Control and Security Agreement, except monies, cash, and securities in the Cost of Issuance Fund;

(g)           all certificates, instruments, agreements, including, but not limited to, the Transaction Documents, representing or evidencing, or the monies or property resulting therefrom, any of the foregoing property described in clauses (a) through (f) above; and

(h)           all proceeds of the foregoing property described in clauses (a) through (g), inclusive, above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing collateral.

IN TRUST NEVERTHELESS, upon the terms and trusts herein set forth for the benefit, security and protection of the Secured Parties with the privileges, priorities and distinctions as to the lien and otherwise herein set forth.

ARTICLE I

DEFINITIONS

In addition to words and terms defined in the recitals, the following words and phrases shall have the following meanings as used in this Indenture:

“Account Control and Security Agreement” means that certain Account Control and Security Agreement dated May 7, 2007 by and among the Trustee, the Initial Owner (acting as Collateral Agent) and the Pledgors (as defined therein).

“Additional Collateral” means any additional collateral, in form and substance acceptable to the Initial Owner, in the exercise of its sole and absolute discretion, delivered by the Issuer to the Trustee pursuant to Section or 11.04 of this Indenture.

“Additional Notes” means any Notes issued by the Issuer in accordance with Section 2.15 of this Indenture.

“Adjusted Management EBITDA” shall mean the EBITDA received from GMH for the three (3)-month period ending on the last day of a fiscal quarter ending on the date of determination, all as calculated in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Outstanding Principal Amount” means, as of any date of determination and with respect to the Notes, the aggregate outstanding principal amount of the Notes.

“Authorized Denominations” means U.S. $100,000 and any integral multiples of U.S. $5000 in excess thereof.

“Authorized Officer” means an officer of the general partner of the Issuer or any other person authorized or persons designated by the Issuer to act on its behalf as an “Authorized Officer” under this Indenture.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, or any successor statute.

“Bankruptcy Proceeding” means, with respect to any Person, such Person shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under the Bankruptcy Code or any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or any proceeding shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under the Bankruptcy Code or any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or seeking the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any proceeding for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar Person, or for the winding up or liquidation of the affairs of such Person.

“Beneficial Owner(s)” means when the Notes are held by a Note Depository, the owner of any Notes which are held for such owner by a Note Depository in the form of a Global Certificate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Issuer or any ERISA Affiliate is, or at any time within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Book-Entry Notes” means the beneficial interests in Notes designated as “Book-Entry Notes” in this Indenture, ownership and transfers of which shall be evidenced or made through book entries by a Note Depository as described in Section 2.11; provided, that after the occurrence of a condition whereupon Definitive Notes are to be issued to Owners, such Book-Entry Notes shall no longer be “Book-Entry Notes.”

“Business Day” means a day when (i) banks in the State of New York are open, (ii) the New York Stock Exchange is open for trading and settlements, (iii) the U.S. treasury bond market is open for trading and settlements, (iv) the Trustee is open and (v) Merrill Lynch & Co. is open.

“Certificated Securities” has the meaning set forth in Section 8-102(4) of the UCC.

“Closing Proforma” means that certain proforma set forth in Exhibit H.

“Closing Statement” means that statement set forth as Exhibit B.

“Collateral” shall have the meaning assigned to such term in the Granting Clause of this Indenture.

“Commitment Fee” means (i) with respect to the Initial Notes, an amount equal to $1,000,000, which is payable by the Issuer to the Initial Owner on the Effective Date pursuant to the terms of the Fee Letter, and (ii) with respect to each issuance of Additional Notes by the Issuer pursuant to the terms of this Indenture, an amount equal to $250,000 payable by the Issuer to the Initial Owner no later than the date of issuance of the Issuer’s first Drawing of Additional Notes.

“Consolidated Interest Charges” shall mean, for any Person for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination for the Issuer and its Subsidiaries on a consolidated basis (except that the minority equity interests in Issuer shall be included for purposes of this calculation), (a) shareholders’ equity of Issuer and its Subsidiaries on that date minus (b) the Intangible Assets of Issuer and its Subsidiaries on that date; plus (c) all accumulated depreciation and amortization determined in accordance with GAAP of the Issuer and its Subsidiaries on that date.

“Controlling Party” means, as of any date of determination, until the payment in full by the Issuer of all amounts due and owing the Initial Owner under this Indenture and the Fee Letter, the Initial Owner and thereafter, the Majority Owners.

“Cost of Issuance Fund” means the fund by that name created pursuant to Section 7.05 of this Indenture.

“Defeasance Obligations” means Government Obligations which are not subject to redemption prior to maturity.

“Definitive Notes” has the meaning set forth in Section 2.13.

“Delivery” when used with respect to Collateral means:

(a)           with respect to bankers’ acceptances, commercial paper, negotiable certificates of deposit and other obligations that constitute instruments and are susceptible of physical delivery (“Physical Property”) transfer of possession thereof to the Trustee, endorsed to, or registered in the name of, the Trustee or its nominee or endorsed in blank;

(b)           with respect to a certificated security:

(i)            delivery thereof in bearer form to the Trustee so that the Trustee acquires possession thereof;

(ii)           if another Person, other than a securities intermediary, has acquired possession of a certificated security, such Person (A) has acquired possession of the certificated security on behalf of the Trustee or (B) having previously acquired possession of the certificated security acknowledges that it holds the certificate for the Trustee; or

(iii)          delivery of a certificated security in registered form to the Securities Intermediary so that Securities Intermediary acquires possession, which shall occur if the certificated security is (A) registered in the name of the Trustee, (B) payable to the order of the Trustee or (C) specially indorsed to the Trustee by effective endorsement and has not been indorsed to the Securities Intermediary or in blank;

(c)           with respect to an uncertificated security:

(i)            the issuer has registered the Trustee as the registered owner upon original issue or registration of transfer; or

(ii)           if another Person, other than the Securities Intermediary (as defined in the UCC), becomes the registered owner of the uncertificated security, such Person (A) becomes the registered owner of the uncertificated security on behalf of the Trustee or (B) having previously become the registered owner of the uncertificated security acknowledges that it holds the uncertificated security for the Trustee;

(d)           with respect to any security issued by the U.S. Treasury that is a book-entry security held through the Federal Reserve System pursuant to Federal book-entry regulations:

(i)            a Federal Reserve Bank by book entry credits the book-entry security to the securities account (as defined in 31 C.F.R. Part 357) of a participant (as defined in 31 C.F.R. Part 357) which is also a Securities Intermediary; and

(ii)           the participant indicates by book entry that the book-entry security has been credited to the Trustee’s securities account;

(e)           with respect to a security entitlement:

(i)            the Trustee becomes the entitlement holder; or

(ii)           the Securities Intermediary has agreed that it will comply with entitlement orders originated by the Trustee without further consent by the entitlement holder;

(f)            in each case of Delivery contemplated herein, the Trustee shall make appropriate notations on its records, and shall cause the same to be made on the records of its nominees, indicating that securities are held in trust pursuant to and as provided in this Indenture.

“Drawing” means each issuance of Notes by the Issuer pursuant to this Indenture.

“DTC”, “Depository”, “Note Depository”, or “Securities Depository” means The Depository Trust Company of New York, New York and/or its nominee Cede & Co. or any successors, Substitute Depositories or assigns thereof which meet the qualifications set forth in Article XIII, and in whose name or names the Global Certificate shall be registered in the book of the Registrar or its successors and assigns.

“EBITDA” means for any period, for any Person, an amount equal to the net income for such period plus (a) the following to the extent deducted in calculating such net income:  (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable by such Person for such period; (iii) depreciation and amortization expense for such period; and (iv) other non-recurring expenses of the Person reducing such net income which do not represent a cash item in such period or any future period minus (b) the following to the extent included in calculating such net income:  (i) federal, state, local and foreign income tax credits of the Person for such period; and (ii) all non-cash items increasing net income for such period.

“Effective Date” means May 7, 2007, or such other date that is mutually agreed upon by the Issuer and the Initial Owner.

“Entitlement Order” shall have the meaning given such term in Section 8-102(a) (8) of the UCC.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Issuer, (ii)

partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Issuer or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Issuer, any corporation described in clause (i) above or any partnership or other trade or business described in clause (ii) above.

“Event of Default” means any of the events specified in Section 10.01 of this Indenture.

“Existing Line of Credit” means that certain Loan Agreement entered into between Issuer and Wachovia Bank, National Association, dated October 2, 2006.

“Fee Letter” means the letter agreement of even date herewith between the Issuer and the Initial Owner, as amended, restated, supplemented or otherwise modified from time to time.

“Fitch” means Fitch Ratings or its successor in interest.

“Fixed Charges Coverage Ratio” shall mean the ratio of (1) Net Operating Income, to (2) the Consolidated Interest Charges (excluding unamortized upfront fees), principal amortization, and preferred dividends of GMH and any of its Affiliates or Subsidiary entities, all as calculated over the same time period by Issuer and approved by Trustee.

“Fund or Funds” means (i) in the singular form, any of the Revenue Fund, the Note Proceeds Fund, or the Cost of Issuance Fund created and established by the Issuer pursuant to Section 7.02 of this Indenture and (ii) in the plural form, the Revenue Fund, the Note Proceeds Fund, and the Costs of Issuance Fund.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Certificate” means, when the Notes are held by a Note Depository, the Notes in the form of one (1) Global Certificate representing the aggregate principal amount of the Notes due on the Maturity Date, which shall be registered in the name of such Note Depository, substantially in the form attached hereto as Exhibit A.

“GMH” means GMH Communities Trust, a publicly-traded, Maryland REIT.

“Governmental Authority” means the federal, state, local or other political subdivision thereof and any entity exercising executive, judicial, regulatory, or administrative functions of or pertaining to government.

“Governmental Obligations” means the following:

(a)           bonds, notes, certificates of indebtedness, treasury bills or other securities constituting direct obligations of, or obligations the principal of and interest on which are fully and unconditionally guaranteed by, the United States of America; and

(b)           evidences of direct ownership of a proportionate or individual interest in future interest or principal payments on specified direct obligations of, or obligations the payment of the principal of and interest on which are unconditionally guaranteed by, the United States of American, which obligations are held by a bank or trust company organized and existing under the laws of the United States of America or any state thereof in the capacity of custodian in form and substance satisfactory to the Trustee.

“Guarantor(s)” means, excluding GMH and the Trustee, all of the parties to the Guaranty Agreement.

“Guaranty Agreement” means the Guaranty Agreement dated as of May 7, 2007, by and among GMH, the Gurantors, and the Trustee.

“Indenture” means this Trust Indenture between the Issuer and the Trustee, and all amendments or supplements hereto.

“Independent Counsel” means an attorney duly admitted to practice law before the highest court of any state or the District of Columbia and who is not a full-time employee, director or holder of a partnership interest of the Issuer.

“Initial Notes” means the Series 2007 Notes in the aggregate principal amount of up to $100,000,000, issued by the Issuer pursuant to the terms of this Indenture.

“Initial Owner” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any Affiliate or Subsidiary thereof, together with its successors and assigns.

“Initial Summary of Revenues” means the Summary of Revenues of the Issuer delivered by the Issuer to the Initial Owner and the Trustee on the Effective Date, as specified in Section 5(d)(ii) of the Note Purchase Agreement.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Accrual Period” means, with respect to the Notes, initially, the period commencing on the Effective Date and ending on May 31, 2007, and thereafter, means the period commencing on the first calendar day of each month and ending on the last calendar day of such month, with interest accruing on the basis of the actual number of days elapsed in the related Interest Accrual Period and a year of 360 days.

“Interest Distribution Amount” means, with respect to the Notes and any Interest Payment Date, the interest accrued during the related Interest Accrual Period on the Aggregate Outstanding Principal Amount of the Notes, without taking into account any distributions of principal on the Notes on such Interest Payment Date, at the Note Rate.

“Interest Payment Date” means the first calendar day of each calendar month, commencing June 1, 2007, and ending on the Maturity Date, which if such first calendar day is not a Business Day, shall be the next Business Day.

“Investment Obligations” means any of the following which at the time of investment are legal investments under the laws of the State for monies held hereunder:  (a) Governmental Obligations or mutual funds rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch and fully secured by Governmental Obligations; (b) Notes, debentures, notes or other evidences of indebtedness issued or guaranteed by any of the following federal agencies:  Federal Home Loan Mortgage Corporation (senior debentures only), GNMA, FNMA, Federal Home Loan Banks; (c) if approved, in writing, by the Initial Owner, master repurchase agreements with entities whose short term unsecured debt is rated “P-1” by Moody’s, “A-1+” by S&P and “F-1+” by Fitch; (d) the following investments, so long as such investments are fully insured by the Federal Deposit Insurance Corporation:  certificates of deposit, savings accounts, deposit accounts or depository receipts having original maturities of not more than 365 days (or 366 days, if applicable) of federally or state chartered banks or trust companies (including the Trustee or Affiliates thereof), savings and loan associations and mutual savings banks with capital surplus and undivided profits of not less than $100,000,000, provided the unsecured obligations of any such institution are rated “P-1” by Moody’s, “A-1” short term or better by S&P and “F-1+” by Fitch; (e) units of a money market fund which at the time of investment is rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch, including funds for which the Trustee and its Affiliates provide investment advisory or other management services; and (f) any other investment approved, in writing, by the Issuer and the Initial Owner.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Irrevocable Payment Instructions” means the payment instructions executed by the Guarantors in substantially similar form to Exhibit A-1 of the Pledge Agreement.

“Issuer” means GMH Communities, LP, a Delaware limited partnership.

“LIBOR Determination Date” means May 2, 2007, and with respect to any subsequent Interest Accrual Period, the second London Business Day preceding the commencement of such Interest Accrual Period (or in the case of the first Interest Accrual Period, the second London Business Day preceding the Effective Date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a capital lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor or consignor pursuant to Section 9-505 of the UCC), naming the owner of such property as debtor, under the UCC or other comparable law of any jurisdiction.

“London Business Day” means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

“Majority Owners” means, collectively, the Owners of a majority in principal amount of the Notes Outstanding as of any date of determination.

“Material Adverse Change” means, as of any date of determination, (a) a material adverse change with respect to (i) when used with reference to a particular Person, the condition (financial or otherwise), business, operations, properties or revenues of such Person, or the ability of such Person to perform any of its obligations under this Indenture or any other Transaction Document, (ii) the legality, validity, binding effect or enforceability of any of the material Transaction Documents, (iii) the rights or interests of the Initial Owner under the Transaction Documents, (iv) the Trustee’s ability to enforce any of the obligations of the Issuer under this Indenture or any other Transaction Document, or any of their respective rights in the Transaction Documents, and, (b) the material decrease, or loss or adverse effect in, of, or on Collateral.

“Maturity Date means April 30, 2010.

“Military Housing Project(s)” means the military housing privatization projects at the military installations listed in Exhibit C, which are owned, operated, developed, constructed, renovated, or managed, by the Issuer, the Guarantors, and their Affiliates and Subsidiaries, and any military housing privatization project which the Issuer, GMH, the Guarantors, or their Affiliates and Subsidiaries acquires or consummates any agreement to own, operate, develop, construct, renovate, or manage in connection with the military installations listed in Exhibit C.

“Monthly Period” means, with respect to each Interest Payment Date, the calendar month immediately preceding the calendar month in which the Interest Payment Date occurs.

“Monthly Statement” means any of the monthly statements prepared by the Trustee and delivered to the Issuer, the Initial Owner and the other owners of the Notes on each Interest Payment Date as specified in Section 7.08 of this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the IRC which is, or within the immediately preceding six years was, contributed to by either the Issuer or any ERISA Affiliate.

“1933 Act” means the Securities Act of 1933, as amended.

“Net Operating Income” shall mean with respect to any specified period, revenues, minus (A) operating expenses and (B) replacement reserves of $125 per bed for the student housing business, all as calculated by Issuer and reasonably approved by Trustee.

“Noteholder” or “Noteowner” or “Owner of Notes” or “Owner” or “Initial Owner” “owner” or “holder” means, with respect to a Book-Entry Note, the Person that is the beneficial owner of such Book-Entry Note, as reflected on the books of the Note Depository or on the books of a Person maintaining an account with such Note Depository (directly as a Participant or an indirect participant, in each case in accordance with the rules of such Note Depository), and with respect to a Definitive Note, the Person that is the registered owner of such Note as reflected in the Note Register.

“Note Proceeds Fund” means that Fund established under Section 7.02 and described in Section 7.04.

“Note Purchase Agreement” means the Note Purchase Agreement dated May 7, 2007 between the Issuer and the Initial Owner, as purchaser of the Notes, as the same may be supplemented or amended from time to time.

“Note Rate” means One-Month LIBOR plus 175 basis points per annum (1.75%), as calculated on the applicable LIBOR Determination Date.

“Note Register” means a register in which the Issuer provides for the registration of Notes and the registration of the transfer of Notes.

“Notes” or “Series 2007 Notes” means the Initial Notes and any Additional Notes issued by the Issuer pursuant to the terms of this Indenture in substantially the form of Exhibit A attached hereto.

“Notice Address” means:

(a)	As to the Issuer:	Joseph Macchione
GMH Communities, LP
10 Campus Blvd
Newtown Square, PA 19073
Telephone: (610) 355-8180
Fax: (610) 355-8480

	With a copy to:	G. Scott Rafshoon
McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, GA 30308
Telephone.: (404) 527-4952
Fax.: (404) 527-4198

(b)	As to the Trustee:	U.S. Bank Trust National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust Administration
Telephone: (212) 361-6184
Fax: (212) 809-5459

(c)	As to the Initial Owner:	Kacie Carl
Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center
North Tower, 9th Floor
250 Vesey Street
New York, NY 10281
Facsimile: (212) 669-0791

With a copy to:	David Notkin
Merill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center
North Tower, 9th Floor
250 Vesey Street
New York, NY 10281
Facsimile: (212) 449-7174

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Issuer to the Secured Parties, arising under or in connection with this Indenture and the other Transaction Documents or the transactions contemplated hereby and thereby, and shall include, without limitation, the payment of principal of and interest on the Notes according to their tenor and effect, fees and other obligations that accrue after the commencement of a Bankruptcy Proceeding (in each case whether or not allowed as a claim in such Bankruptcy Proceeding).

“Official LIBOR Page” means the Telerate British Bankers’ Association LIBOR Rates Page, which is the display designated as Page 3750 on the Telerate, Inc. news and information service, or such other page as may replace Official LIBOR Page on such service for the purpose of displaying London interbank offered rates of major banks.

“One-Month LIBOR” means, with respect to the first Interest Accrual Period and any Interest Accrual Period thereafter, the per annum rate (rounded, if necessary, to the nearest one-hundredth of one percent) for deposits in U.S. dollars for one month that appears on the Official LIBOR Page as of 11:00 a.m. (London, England time) on the LIBOR Determination Date; provided that if such rate does not appear on the Official LIBOR Page or if fewer than two offered rates appear thereon, then One-Month LIBOR means the rate determined by the Trustee to be the arithmetic means (rounded, if necessary, to the nearest one-hundredth of one percent) of two or more quotations, requested and received by the Trustee from the principal London, England office of at least two major banks that are engaged in transactions in the London, England interbank market in U.S. dollar deposits for one month to prime banks in the London, England interbank market as of 11:00 a.m. (London, England time), on the date such quotations are requested and received; and provided, further, that if on such date fewer than two quotations are received, One-Month LIBOR means the rate determined by the Trustee to be the arithmetic means (rounded, if necessary, to the nearest one-hundredth of one percent) of the offered rates that one or more leading banks in New York, New York (other than any bank affiliated with the Trustee) are quoting, as of 11:00 a.m. (New York City time) on such date, to leading European banks for United States dollar deposits for one month; and provided, further, that if such New York banks are not quoting such rates, One-Month LIBOR means the One-Month LIBOR applicable to the immediately preceding Interest Accrual Period.

“Outstanding” or “Notes Outstanding” or “Outstanding Notes” means all Notes which have been authenticated and delivered by the Trustee under this Indenture, except:

(a)           Notes canceled after purchase in the open market or because of payment at, or redemption prior to, maturity;

(b)           Notes for the payment or redemption of which cash funds or Defeasance Obligations or any combination thereof shall have been theretofore deposited with the Trustee (whether upon or prior to the maturity or redemption date of any such Notes); provided that if such Notes are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given or arrangements shall have been made therefor, or waiver of such notice shall have been filed with the Trustee; and

(c)           Notes paid pursuant to Section 2.07 hereof and Notes in lieu of which other Notes have been authenticated under Section 2.07 or 2.08 hereof.

“Paying Agent” means any bank or trust company, including the Trustee, designated pursuant to this Indenture to serve as a paying agency or place of payment for the Notes, and any successors designated pursuant to this Indenture.

“Participant(s)” means securities brokers and dealers, banks, trust companies and clearing corporations which have access, participates or otherwise (directly or indirectly), to the DTC system.

“Permitted Liens” means any of the following:

(a)           Liens for taxes and assessments (i) which are not yet due and payable, (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves determined in accordance with GAAP have been established;

(b)           Liens arising in connection with this Indenture and/or the other Transaction Documents; and,

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture, governmental (or any agency or political subdivision thereof) or other entity, including, without limitation, the Issuer, its parents, Affiliates and subsidiaries.

“Physical Property” has the meaning set forth in clause (a) of the definition of “Delivery” in this Section 1.01.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Issuer or any ERISA Affiliate is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge and Security Agreement dated as of May 7, 2007, among GMH Military Housing, LLC, GMH Military Housing Investments, LLC, GMH Communities TRS, Inc., GMH Military Housing Development, LLC, GMH Military Housing Construction, LLC, GMH Military Housing Management, LLC, GMH Northeast Housing Design/Build LLC, GMH/Benham Military Communities LLC, GMH/Phelps Military

Communities LLC, GMH Military Housing - Carlisle/Picatinny Limited Partner LLC, GMH Military Housing - Bliss/WSMR Limited Partner LLC, GMH AETC Housing Construction LLC, GMH AETC Management/Development LLC, the Issuer, and the Trustee.

“Potential Event of Default” means an event which but for the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Preferred Returns” means the Issuer’s, Guarantors, or their Affiliates’ or Subsidiaries’ return on equity in or other distributions from the Military Housing Projects.

“Principal Payment Date” means (i) any Interest Payment Date which is also a Redemption Date, and (ii) the Maturity Date.

“Principal Distribution Amount” means (i) with respect to any Principal Payment Date that is a Redemption Date, the principal portion of the Redemption Price and (ii) with respect to the Maturity Date, the Aggregate Outstanding Principal Amount of the Notes.

“Proceeds” means all “proceeds” (as defined in the UCC) of and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral, including, without limitation, all claims of the Issuer against third parties for proceeds payable under, or unearned premiums with respect to, or any contract rights with respect to any Collateral, as in each case whether now existing or hereafter arising.

“Project Document(s)” means any and all of the material agreements and related documents with respect to the Military Housing Projects.

“Rating Agency” means any nationally recognized municipal security ratings service (S&P, Moody’s or Fitch) but only to the extent that such rating agency is then maintaining a rating on the Notes at the request of the Issuer or the Initial Owner.

“Record Date” means the Business Day preceding the next Interest Payment Date, provided that with respect to overdue interest or interest due on any overdue amount or on other than a regular Interest Payment Date, the Trustee may establish a special record date of not more than 15 days before the date set for payment.

“Redemption Date” means the redemption date specified in any notice of redemption prepared by the Trustee pursuant to Section 3.02 of this Indenture.

“Redemption Price” means the redemption price specified in any notice of redemption prepared by the Trustee pursuant to Section 3.02 of this Indenture.

“Registrar” shall have the meaning specified in Section 2.08 of this Indenture.

“Representation Letter” means that certain DTC Blanket Issuer Letter of Representations of the Issuer executed by the Issuer and dated May 3, 2007.

“Requirements of Law” means, for any Person, requirements arising under any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local.

“Restricted Securities” means Book-Entry Notes offered and sold in reliance on the exemption from registration under Rule 144A.

“Revenue Fund” means the fund by that name created pursuant to Section 7.03 of this Indenture.

“Revenues” means (i) all fees, whether base, incentive, or otherwise, (ii) income, paid to or owed to, and (iii) distributions of any kind to the Issuer, any Guarantor, or their Affiliates or Subsidiaries, in each case in connection with or related to the management, development, construction, and any other service at the Military Housing Projects.

“SAIF” means The Savings Association Insurance Fund, as from time to time constituted, created under the Financial Institution Reform, Recovery and Enhancement Act of 1989, or, if at any time after the execution of this Indenture the Savings Association Insurance Fund is not existing and performing duties now assigned to it, the body performing such duties on such date.

“Schedule of Drawings and Redemptions” means the schedule attached to the Notes (or to the Global Certificate when the Notes are held by the Note Depository) reflecting the date and amount of each Drawing and each redemption made by the Issuer under the Notes.

“Secured Parties” means, collectively, the Initial Owner, the present and future Owners and the Trustee.

“Secured Party” means each of the Initial Owner, the present and future Owners and the Trustee.

“Securities Account” shall have the meaning given such term in Section 8-501(a) of the UCC.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Substitute Depository” means a Note Depository appointed pursuant to, and qualified in accordance with the provisions of, Article XIII of this Indenture to replace a predecessor Note Depository, but shall not include a successor of any Note Depository.

“Tangible Net Worth” means the “Cost Basis” Total Shareholder’s Equity, as calculated in accordance with GAAP, as reflected on the most recent audited financial statements of GMH.

“Telerate Page 3750” means the display designated as page “3750” on the Bridge Telerate Service (or such other page as may replace page 3750 on that report or such other information service or system mutually agreed to in writing between the Initial Owner and the Issuer for the purpose of displaying London interbank offered rates of major banks).

“Termination Event” means an event by which the principal amount of Notes is reduced to $0 by reason of the redemption of Notes Outstanding, maturity, or otherwise.

“Transaction” means the transactions contemplated by this Indenture and the other Transaction Documents.

“Transaction Documents” means this Indenture, the Project Documents, the Notes, the Note Purchase Agreement, the Guaranty Agreement, the Pledge Agreement, the Fee Letter, Account Control and Security Agreement, and all other agreements, documents and instruments delivered pursuant thereto or in connection herewith.

“Trust Estate” means the property, rights, monies, securities and other amounts assigned to the Trustee on behalf of the Secured Parties as security for the Obligations pursuant to the Granting Clause hereof.

“Trustee” means U.S. Bank Trust National Association, or any successor trustee appointed pursuant to this Indenture.

“Trustee Fees” means the fees and expenses, including attorneys’ fees and expenses, of the Trustee established pursuant to a written agreement between the Issuer and the Trustee.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undrawn Amount Fee” means a per annum fee in the amount equal to 10 basis points (0.1 percent) of the difference between $100,000,000 and the outstanding principal balance of Notes, payable monthly, in arrears, on each Interest Payment Date, or if the Issuer has issued any Additional Notes, a per annum fee in the amount equal to 10 basis points (0.1 percent) of the difference between $125,000,000 and the outstanding principal balance of Notes, payable monthly, in arrears, on each Interest Payment Date,

“United States” or “U.S.” means the United States of America, its territories and provinces, any state of the United States and the District of Columbia.

ARTICLE II

THE NOTES

Section 2.01.        Authorized Amount of Notes.  No Notes may be issued under the provisions of this Indenture except in accordance with this Article.  The Notes shall be issued for each Drawing as set forth in Section 2.02(f); provided, however, that the principal amount due on the Notes shall be only such amount as has been drawn by the Issuer and not redeemed as reflected by the Schedule of Drawings and Redemptions attached to the Notes as Schedule A, and as confirmed by the Trustee on the copy of such Schedule A, attached to the Global Certificate and maintained by the Trustee.  The total aggregate principal amount of Series 2007 Notes that may be Outstanding at any time is hereby expressly limited to $100,000,000, except as provided herein.  The redemption of any Outstanding Notes pursuant to Article III of this Indenture shall not preclude the issuance of new Notes in subsequent Drawings, so long as such subsequent Drawings shall otherwise comply with the requirements of this Indenture.  Interest shall accrue only on such principal amount of Notes as has been actually drawn and while such Notes remain Outstanding, as reflected on the Schedule of Drawings and Redemptions maintained by the Trustee.

Section 2.02.        Issuance of Notes.

(a)           The Notes shall be designated “GMH Communities, LP Notes, Series 2007.”  The Notes shall be issuable as fully registered Notes without coupons in the minimum denomination of U.S. $100,000 and integral multiples of U.S. $5,000 in excess thereof.  The Notes shall be initially in the form of a Global Certificate numbered “R-1”.  As further provided for in Section 2.11, the ownership of each Note shall be registered in the registration books kept by the Registrar in the name of CEDE & Co., nominee for the Note Depository.  Upon initial authentication and Delivery of the initial Drawing, the Outstanding principal amount of Notes at any time shall not be less than $100,000, except upon a Termination Event.

(b)           The Notes shall mature on the Maturity Date, and the Notes shall be subject to optional redemption as provided in Section 3.01 of this Indenture.

(c)           The Notes shall bear interest during each Interest Accrual Period at the Note Rate, payable on the related Interest Payment Date, with interest accruing on the Outstanding amount on the basis of the actual number of days elapsed in the Interest Accrual Period and a year of 360 days.

(d)           The Notes shall be dated the date of initial authentication and delivery thereof and the amounts drawn thereunder shall bear interest from the Interest Payment Date next preceding their date of registration and authentication unless any such Note is registered and authenticated as of an Interest Payment Date, in which case it shall bear interest from said Interest Payment Date; or unless a Note is registered and authenticated prior to June 1, 2007, in which event such Note shall bear interest from the date of initial authentication and delivery thereof; or unless, as shown by the records of the Trustee, interest on the Notes shall be in default in which event such Note shall bear interest from the date to which interest was last paid on such Note.

(e)           The principal of and interest on the Notes shall be payable in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts.  With the exception of any redemption of the Notes on a Principal Payment Date that is a Redemption Date pursuant to Article III of this Indenture, the then-Outstanding principal of the Notes shall be payable on the Maturity Date, in the amounts and in the manner specified in this Indenture.  On the Maturity Date, principal of the Notes shall be payable upon presentation and surrender thereof at the designated corporate trust office of the Trustee or any successor thereto or at such other place as may be provided for by the appointment of any other Paying Agent appointed under this Indenture.  Interest on the Notes shall be transmitted by wire transfer in immediately available funds to the registered owners (as they appear on the registration books maintained by the Trustee as of the close of business on the applicable Record Date, pursuant to Section 2.08 hereof) to the bank account number on file with the Paying Agent as of the Record Date upon written request therefor by the owner thereof for the appropriate Interest Payment Date.

(f)            Prior to making any Drawing under this Indenture, the Issuer must have paid the Commitment Fee.  The Issuer may make as many Drawings as it so chooses, subject to the terms this Indenture.

(i)            The Issuer’s first Drawing must be in an amount of $90,705,000, which is sufficient to retire and terminate the Issuer’s Existing Line of Credit, and which shall be used in whole to retire and terminate the Issuer’s Existing Line of Credit and pay the Commitment Fee to the Initial Owner.  The first Drawing shall be made on May 7, 2007.  To the extent the Issuer’s first Drawing is insufficient to pay the Commitment Fee and $5,000 of the Initial Owner’s expenses, the Issuer shall immediately pay, or cause to be paid, the deficiency to the Initial Owner, as set forth in the Fee Letter.

(ii)           Any Drawing shall be in an amount not less than $2,000,000 (unless otherwise agreed to in writing by the Initial Owner), and may be made at any time after three (3) Business Days of the delivery of a certificate to the Trustee and the Initial Owner and any transferee of the Initial Owner whose name and address has been supplied, of such Drawing, which certificate shall be substantially in the form attached hereto as Exhibit D, and shall provide the following:  (A) the cumulative principal amount of all prior Drawings, (B) the then aggregate principal amount of Notes Outstanding, (C) the principal amount of the requested Drawing, (D) the date of the requested Drawing, which date shall be a Business Day not less than three (3) Business Days subsequent to the date of the certificate, (E) a statement authorizing the Trustee to revise the Schedule of Drawings and Redemptions set forth in Exhibit E, (F) a certification that no Event of Default exists under this Indenture, (G) all representations, warranties and covenants contained in this Indenture and in the Transaction Documents are true and correct in all material respects as of the date of the requested Drawing and the terms for additional Drawings under the Note Purchase Agreement have been satisfied as of the date of the requested Drawing, (H) the Transaction Documents are in full force and effect, (I) a certification that Commitment Fees with respect to the Additional Notes, and Undrawn Amount Fees have been paid to the Initial Owner, in the manner and place specified by the Initial Owner, and (J) such other documents, instruments, evidence or certificates as the Trustee may reasonably request.

(iii)          After each Drawing, the Trustee is hereby instructed and authorized to revise the Schedule of Drawings and Redemptions set forth in Exhibit E, and shall provide copies thereof to the Issuer, GMH, the Guarantors, and the Initial Owner within seven (7) Business Days after such Drawing.

Section 2.02A.  Notes as General Obligations of the Issuer.  In consideration of the acceptance by the Trustee of the trusts herein created and of the purchase and acceptance of Notes issued hereunder by any who shall from time to time be holders thereof:

(a)           the provisions of this Indenture shall be a contract of the Issuer with the Trustee for the benefit of the holders of the Notes;

(b)           the Issuer pledges to the Trustee for the payment of the principal of, and interest on the Notes and grants a security interest in, the Collateral, including, without limitation, all money and other assets and income held in and receivable by Funds established by or pursuant to this Indenture, which pledge constitutes a first lien on such pledged monies and revenues;

(c)           the pledge made and security interests granted herein and the covenants and agreements herein set forth, to be performed by and on behalf of the Issuer, shall be for the equal benefit, protection and security of holders of any and all such Notes, all of which, regardless of the time or times of their issue or maturity, shall be of equal rank without preference, priority or distinction of any Note over any other Note, except as expressly provided or permitted herein;

(d)           this pledge is valid and binding from the time when made, and the property so pledged and hereafter received by the Issuer shall immediately be subject to the lien thereof without any physical delivery or further act, and the lien of such pledge shall be valid and binding as against all parties having claims of any kind in tort, contract or otherwise against the Issuer, whether or not such parties have notice thereof; and,

(e)           the Notes are general obligations of the Issuer and are payable from any of the Issuer’s revenues, assets or monies, subject only to agreements made with holders of notes and bonds, other than the Notes, pledging particular revenues, monies or assets for the payment thereof.

Section 2.03.        Execution.  The Notes shall be executed on behalf of the Issuer with the manual or facsimile signatures of its Authorized Officer.  The Authorized Officer executing Notes on behalf of the Issuer shall not be personally liable on the Notes by reason of the issuance hereof.  In case any Authorized Officer whose signature or whose facsimile signature shall appear on the Notes shall cease to be such an Authorized Officer before the delivery of such Notes, such signature or the facsimile signature thereof shall nevertheless be valid and sufficient for all purposes, the same as if he had remained in office until delivery.  Only such of the Notes as shall bear thereon a certificate of authentication in the form hereinbefore recited, manually executed by the Trustee or its appointed agent, shall be valid or obligatory for any purpose or entitled to the benefits of this Indenture, and such certificate of the Trustee shall be conclusive evidence that the Notes so authenticated have been duly executed, authenticated and delivered hereunder and are entitled to the benefits of this Indenture.

Section 2.04.        Authentication.  No Note shall be valid or obligatory for any purpose or be entitled to any security or benefit under this Indenture unless and until a certificate of authentication on such Note substantially in the form set forth in Exhibit A hereto shall have been duly executed by the manual signature of the Trustee, and such executed certificate of the Trustee upon any such Note shall be conclusive evidence that such Note has been authenticated and delivered under this Indenture.  The Trustee’s certificate of authentication on any Note shall be deemed to have been executed by it if signed by an authorized officer or signatory of the Trustee, but it shall not be necessary that the same officer or signatory sign the certificate of authentication on all of the Notes issued hereunder.

Section 2.05.        Form of Notes.  The Notes shall be issued substantially in the form set forth in Exhibit A with such variations, omissions and insertions as are permitted or required by this Indenture.

Section 2.06.        Delivery of Notes.  Upon the Trustee’s receipt of immediately available funds from the Initial Owner, the Issuer shall execute and deliver to the Trustee, and the Trustee shall authenticate, the Notes and deliver them to the Initial Owner as purchaser thereof, as directed by the Issuer as hereinafter in this Section provided.

(a)           Prior to the delivery by the Trustee of the first Drawing there shall be filed or deposited with the Trustee the following:

(i)            A copy, duly certified by the Secretary or other Authorized Officer of the Issuer of the resolution of the Issuer authorizing the issuance of the Notes and the execution and delivery of this Indenture.

(ii)           An executed counterpart of the Note Purchase Agreement.

(iii)          An executed copy of the Notice of First Drawing, which is in substantially similar form to the Form of Notice of Drawing set forth in Exhibit D, pursuant to Section 2.02(f) above, to the Trustee on behalf of the Issuer and signed by an Authorized Officer of the Issuer to authenticate and deliver the Notes in accordance with the resolution of the Issuer; and,

(iv)          An opinion of counsel to the Issuer stating that (A) the Indenture and the Note Purchase Agreement have been duly and validly authorized by the Issuer and this Indenture and the Note Purchase Agreement have been executed and delivered by the Issuer and, assuming proper authorization and execution by the other parties thereto, this Indenture and the Note Purchase Agreement are valid and binding agreements, enforceable against the Issuer in accordance with their terms (subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally) and (B) the Notes, upon execution by the Issuer and authentication by the Trustee in accordance with the terms of this Indenture, are valid and binding obligations, enforceable against the Issuer in accordance with their terms (subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally).

Upon receipt of these documents and amounts, the Trustee shall authenticate and deliver the Notes of the first Drawing to the Initial Owner as purchaser thereof, but only upon payment to the Trustee of the purchase price of the first Drawing.  The proceeds received by the Trustee from the sale of the Notes of the first Drawing shall be deposited in the Note Proceeds Fund.

Section 2.07.        Mutilated, Lost, Stolen or Destroyed Notes.  In the event any Note is mutilated, lost, stolen or destroyed, at the request of the Owner of any such Note, the Issuer shall execute (if the Trustee does not have executed Notes in its possession) and the Trustee shall authenticate and deliver a new Note of like date, interest rate, maturity and denomination as that Note which was mutilated, lost, stolen or destroyed; provided that, in the case of any mutilated Note, such mutilated Note shall first be surrendered to the Trustee, and, in the case of any lost, stolen or destroyed Note, there shall be first furnished to the Trustee evidence of such loss, theft or destruction satisfactory to the Trustee, together with indemnity satisfactory to it.  In the event any such Note shall be about to mature or have matured or been called for redemption, instead of issuing a duplicate Note, the Trustee shall, at the written direction of the Issuer, pay the same without surrender thereof.  The Issuer and the Trustee may charge the owner of such Note their reasonable fees and expenses in this connection.

Section 2.08.        Registration and Exchange of Notes; Persons Treated as Owners.

(a)           The Issuer shall cause books for the registration and for the transfer of the Notes as provided in this Indenture to be kept by the Trustee, which is hereby constituted and appointed the Note Registrar of the Issuer (the “Registrar”).

(b)           Upon surrender for registration of transfer of any Note at its designated corporate trust office and upon satisfaction of the conditions below, the Registrar shall authenticate and deliver in the name of the transferee or transferees a new Note for the aggregate principal amount which the registered owner is entitled to receive.

(c)           The Initial Owner represents that it:  (i) is a institutional investor, and (ii) if the Initial Owner disposes of all or a portion of the Notes, it will advise the transferee(s) that the transaction is being effected in reliance on Rule 144A, and to that end, will transfer only (A) to a Qualified Institutional Buyer under Rule 144A of the Securities Act, (B) to a trust or custodial arrangement the beneficial owners of which are required to be Qualified Institutional Buyers, and in the case of (A) above, which buyer has acknowledged that it has made its own review of the credit and further promises to require such assurances from any succeeding purchaser.

(d)           All Notes presented for transfer or exchange (if so required by the Issuer or the Trustee), shall be accompanied by a written instrument or instruments of transfer or authorization for exchange, in form and with guaranty of signature satisfactory to the Trustee, duly executed by the registered owner or by such registered owner’s duly authorized attorney.  The Trustee shall require payment of a sum sufficient to cover any expenses incurred in making such transfer or exchange and any tax or other governmental charge that may be imposed in relation thereto but may not impose any other service charge or fee.  The Issuer and the Trustee shall not be required (i) to issue, transfer or exchange any Notes during a period beginning on the date which is fifteen (15) days prior to the day on which the applicable notice of redemption is given and ending on the Redemption Date, or (ii) to transfer or exchange any Notes selected, called or being called for redemption or purchase in whole or in part.  If the Trustee establishes a special record date, it shall provide notice by first class mail to registered owners of all Notes Outstanding at least ten (10) days before such special record date or at such other time and manner as the Trustee may deem appropriate.

(e)           New Notes delivered upon any transfer or exchange shall be valid general obligations of the Issuer, evidencing the same debt as the Notes surrendered, shall be secured by this Indenture and shall be entitled to all of the security and benefits hereof to the same extent as the Notes surrendered.

(f)            The Person in whose name any Note is registered shall be deemed the Owner thereof by the Issuer, the Trustee and the Registrar for all purposes under this Indenture, and any notice to the contrary shall not be binding upon the Issuer, the Trustee or the Registrar.  All payments of principal of or interest on the Notes shall be made only to or upon the order of the Owner thereof or his legal representative.  All such payments shall be valid and effectual to satisfy and discharge the liability upon such Notes to the extent of the sums so paid.

(g)           The Issuer will, upon the request of any Holder or any Person that has a beneficial interest in the Notes provide such financial and other information as shall be required to be made available by Rule 144A unless the Issuer is subject to and in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the foregoing agreement being for the benefit of the Holders of the Notes and prospective purchasers of the Notes designated by such Holders).  Unless waived by the Issuer, if the Notes are in book-entry form, the Participants will identify Persons who will be permitted to receive such information.

(h)           Each transferee of a beneficial interest in a Note will be deemed to have represented one of the following:  (i) the transferee is neither an employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts and other entities in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the IRC (each, a “Tax Favored Plan”) nor any person who is directly or indirectly purchasing such Notes or interest therein with the assets of a Tax Favored Plan, (i) the transferee’s purchase and holding of the Notes or interest therein is exempt from the prohibited transaction provisions of Section 406 of ERISA and Sections 4975 of the IRC under one or more prohibited transaction exemptions issued by the U.S. Department of Labor or (iii) the transferee has received an opinion of counsel which establishes to the satisfaction of such transferee that the acquisition and holding of the Notes will not result in a violation of Section 406 of ERISA or Sections 4975 or 503 of the IRC or result in the imposition of excise taxes under Section 4975 or other similar provision of the IRC.

Section 2.09.                         Cancellation of Notes.  Whenever any Outstanding Note shall be delivered to the Trustee for cancellation pursuant to this Indenture, upon payment of the principal amount thereof represented thereby or for replacement pursuant to Section 2.07 hereof or transfer or exchange pursuant to Section 2.08 hereof, such Note shall be canceled and disposed of by the Trustee in accordance with its customary procedures.

Section 2.10.                         CUSIP Numbers.  The Issuer, in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Owners; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.11.                         Book-Entry Notes.

(a)                                  The Owner of all of the Series 2007 Notes shall initially be the Note Depository, provided that the Notes shall be registered in the Note Register in the name of CEDE & Co., the nominee of the Note Depository.  Payment of principal, redemption premium, if any, and interest payment on any Note registered in the name of CEDE & Co. shall be made on the applicable Interest Payment Date or Principal Payment Date by wire transfer of same day funds to the account of CEDE & Co.  Such payments shall be made to CEDE & Co. at the address which is, on the Record Date, shown for CEDE & Co. in the registration books of the Registrar.

(b)                                 The Notes shall be issued in the form of a single, separate, authenticated Note, fully registered in the aggregate principal amount due at maturity, and will be deposited with the Note Depository.  The Issuer, Trustee, Paying Agent, Registrar, and Authenticating Agent, as the case may be, may treat the Note Depository (or its nominee) as the sole and exclusive owner of the Notes registered in its name for the purpose of payment of the principal, redemption premium, if any, or interest on the Notes, obtaining any consent or other action to be taken by Noteholders and for all other purposes whatsoever.  The Issuer, the Trustee, the Paying Agent, the Registrar, and Authenticating Agent, as the case may be, shall not have any responsibility or obligation to any Participant, any person claiming a beneficial ownership interest in the Notes under or through the Note Depository or any Participant, or any other person which is not shown on the registration books as being a Noteholder, as to:  the accuracy of any records maintained by the Note Depository or any Participant; the payment of the Note Depository or any Participant of any amount in respect of the principal, redemption price, if any, or interest on the Notes; the selection by the Note Depository or any Participant of any person to receive payment in the event of a partial redemption of the Notes; or any consent given or other action taken by the Note Depository as Noteholder.  The Issuer shall pay all principal of, redemption premium, if any, and interest on the Notes only to the Note Depository, and all such payments shall be valid and effective to fully satisfy and discharge the Issuer’s obligations with respect to the principal of, redemption premium, if any, and interest on the Notes to the extent of the sum or sums so paid.  No person other than the Note Depository shall receive an authenticated Note evidencing the obligation of the Issuer to make payments of principal of, redemption premium, if any, and interest on the Notes pursuant to this Indenture.  Upon delivery by the Note Depository of written notice to the effect that the Note Depository has determined to substitute a new nominee in place of CEDE & Co., and subject to the provisions herein with respect to Record Dates, the words “CEDE & Co.” in this Indenture shall refer to such new nominee of the Note Depository.

(c)                                  In the event the Issuer determines that it is in the best interest of the Beneficial Owners or the Issuer that the Owners be able to obtain Note certificates and that such certificates should, therefore, be made available, and notifies the Note Depository of such determination, then the Note Depository will notify the Participants of the availability of such certificates through the Note Depository.  In such event, the Trustee shall authenticate and shall transfer and exchange Note certificates as requested by the Note Depository and any other Noteholders in appropriate amounts.  The Note Depository may determine to discontinue providing services with respect to such Notes at any time by giving written notice to the Issuer, the Registrar and the Trustee pursuant to Article XIII and discharging its responsibilities with respect thereto under applicable law.  Under such circumstances (if there is no successor Note Depository), the Issuer shall be obligated to deliver Notes as described in this Indenture.  In the event Note certificates are issued, the provisions of this Indenture shall apply to, among other things, the transfer and exchange of such certificates and the method of payment of principal, principal, redemption premium, if any, and interest on such certificates.  Whenever the Note Depository requests the Issuer to do so, the Issuer will cooperate with the Note Depository in taking appropriate action after reasonable notice (i) to make available one or more separate certificates evidencing the Notes to the Participant having Notes credited to the Note Depository account, or (ii) to arrange for another securities depository to maintain custody of certificates evidencing the Notes.

(d)                                 Notwithstanding any other provision of this Indenture to the contrary, so long as any Note is registered in the name of CEDE & Co., as nominee of the Note Depository, all payments with respect to principal, redemption premium, if any, and interest on such Note and all notices with respect to such Note shall be made and given, respectively, to the Note Depository as provided in the Representation Letter.

(e)                                  In connection with any notice or other communication to be provided to Noteholders pursuant to this Indenture by the Issuer with respect to any consent or other action to be taken by Noteholders, the Trustee shall establish a record date for such consent or other action and give the Note Depository notice of such record date not less than fifteen (15) days in advance of such record date, to the extent possible.  Notice to the Note Depository shall be given only when the Note Depository is the sole Noteholder.

(f)                                    the provisions of this Section shall be in full force and effect;

(g)                                 the Registrar shall be entitled to deal with the Note Depository for all purposes of this Indenture (including the payment of principal of and interest on the

Notes and the giving of instructions or directions hereunder) as the sole holder of the Notes, and shall have no obligation to the Note Owners;

(h)                                 to the extent that the provisions of this Section conflict with any other provisions of this Indenture, the provisions of this Section shall control;

(i)                                     the rights of Note Owners shall be exercised only through the Note Depository and shall be limited to those established by law and agreements between such Owners and the Note Depository and/or the Participants.  Unless and until Definitive Notes are issued pursuant to Section 2.13, the Note Registrar shall not register any transfer of a beneficial interest in a Book-Entry Note; and the initial Note Depository will make book-entry transfers among the Participants and receive and transmit payments of principal of and interest on the Notes to such Participants; and

(j)                                     whenever this Indenture requires or permits actions to be taken based upon instructions or directions of the Controlling Party, the Note Depository shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from the Controlling Party and/or Participants owning or representing, respectively, such required percentage of the beneficial interest in the Notes and has delivered such instructions to the Trustee.

Section 2.12.                         Notice to Note Depository.  Whenever a notice or other communication to the Owners is required under this Indenture, unless and until Definitive Notes shall have been issued to such Owners pursuant to Section 2.13, the Trustee shall give all such notices and communications specified herein to be given to Owners to the Note Depository, and shall have no obligation to such Owners.

Section 2.13.                         Definitive Notes.  If (i) the Note Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Notes and the Issuer is unable to locate a qualified successor, or (ii) after the occurrence of an Event of Default hereunder, the Controlling Party of the Book-Entry Notes advises the Note Depository in writing that the continuation of a book-entry system through the Note Depository is no longer in the best interests of such Owners and the Note Depository consents, then the Note Depository shall notify all Owners and the Trustee of the occurrence of any such event and of the availability of Definitive Notes to Owners requesting the same.  Upon surrender to the Registrar of the typewritten Notes representing the Book-Entry Notes by the Note Depository, accompanied by registration instructions, the Issuer shall execute and the Registrar shall authenticate the Definitive Notes in accordance with the instructions of the Note Depository and this Indenture.  Neither the Issuer nor the Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.  Upon the issuance of Definitive Notes, the Registrar and the Trustee shall recognize the holders of the Definitive Notes as Owners.

Section 2.14.                         Undrawn Amount Fee.  On each Interest Payment Date commencing on and after June 1, 2007, the Issuer shall pay, or cause to be paid, the Undrawn Amount Fee.

Section 2.15.                         Additional Notes.  The Issuer may issue Additional Notes in the total aggregate principal amount of $25,000,000, thereby permitting the total indebtedness permitted under this Indenture to exceed $100,000,000, which Additional Notes shall stand on parity or equality with the Initial Notes and be payable by the Issuer from, among other things, the Collateral, including, but not limited to, the Revenues and any Additional Collateral delivered by the Issuer pursuant to this Indenture, if the following conditions are met:

(a)                                  the sum of (i) the Aggregate Outstanding Principal Amount of the Notes, after giving effect to the issuance of the proposed Additional Notes, and (ii) the projected accrued interest on the Aggregate Outstanding Principal Amount of the Notes at the Note Rate, does not exceed 75% (or such other percentage agreed to by the Initial Owner and the Controlling Party) of the present value of the Revenues available to the Issuer for the remaining term of the Initial Development Period, as specified on the Summary of Revenues delivered by the Issuer to the Trustee with respect to the proposed issuance of Additional Notes;

(b)                                 no Event of Default has occurred and is continuing under this Indenture;

(c)                                  there is no default under the Pledge Agreement;

(d)                                 there is no default under the Guaranty Agreement;

(e)                                  there is no default under the Account Control and Security Agreement;

(f)                                    the Issuer has paid to the Initial Owner that portion of the Commitment Fee pertaining to the Additional Notes;

(g)                                 there is no breach of any obligation under any Irrevocable Payment Instruction; and,

(h)                                 the Outstanding Principal Amount of the Notes, after giving effect to the issuance of Additional Notes, does not exceed $125,000,000.

ARTICLE III

OPTIONAL REDEMPTION OF NOTES BEFORE MATURITY

Section 3.01.                         Optional Redemption of the Notes.  The Notes or any portion thereof are subject to optional redemption at the option of the Issuer on any Interest Payment Date, at a redemption price equal to the aggregate amount of 100% of the principal amount of each Note redeemed plus interest accrued to, but excluding, such date of redemption, and expenses in connection with such redemption.  If the Notes Outstanding following redemption of the Notes pursuant to this paragraph would be $0, the Trustee shall confirm such redemption amount and Termination Event with the Issuer by telephone, promptly confirmed in writing.

Section 3.02.                         Notice of Redemption.

(a)                                  The Issuer shall provide written notice to the Trustee and the Initial Owner of its election to redeem the Notes not less than five (5) Business Days prior to the Interest Payment Date fixed for redemption.  Notice of the call for any redemption, identifying the Notes or portions thereof to be redeemed, shall be given by the Trustee by providing a copy of the redemption notice by overnight delivery or facsimile, receipt confirmed in writing, as to Owners of at least $1,000,000 in principal amount of the Notes not less than two (2) Business Days prior to the Interest Payment Date fixed for redemption to the registered owner of each Note to be redeemed at the address shown on the registration books maintained by the Trustee.  Failure to give such notice to any Noteholder, or any defect therein, shall not affect the validity of any proceedings for the redemption of any other Notes.  Any Owner owning at least $1,000,000 in principal amount of the Notes may request that a second copy of the notice of redemption be sent to a second address provided to the Trustee in writing prior to the Record Date for such redemption.  The notice of redemption shall set forth the complete title of the issue, CUSIP number, the date of the issue, Note numbers, the Maturity Date, the date fixed for redemption, the redemption price to be paid and, if less than all of the Notes then Outstanding shall be called for redemption, the distinctive numbers and letters of such Notes to be redeemed and, in the case of Notes to be redeemed in part only, the portion of the principal amount thereof to be redeemed, the place or places of redemption, including the name, address and phone number of a contact person, and a statement to the effect that interest on the Notes or portions thereof thus called shall no longer accrue after the date fixed for redemption.  If applicable, such notice shall provide that redemption of the Notes is conditioned upon monies being available for such purpose on the date of redemption.  Any notice mailed as provided in this Section shall be conclusively presumed to have been duly given upon mailing, whether or not the relevant Owner receives the notice.

(b)                                 Issuer agrees to indemnify the Trustee and Noteholder and to hold the Trustee and the Noteholder harmless from any actual third-party out-of-pocket loss or expense which the Trustee and/or the Noteholder sustains or incurs as a consequence of any payment (whether voluntary or mandatory) of the Notes on a day that is not an Interest Payment Date or a Principal Payment Date.  This provision shall survive payment of the Notes and the satisfaction of all other obligations of Issuer under this Agreement and the other Loan Documents.

Section 3.03.                         Redemption Payments.  Not later than 10:00 a.m. Eastern time on the date fixed for redemption, funds shall be deposited with the Trustee to pay, and the Trustee is hereby authorized and directed to apply such funds to the payment of, the Notes or portions thereof called, together with accrued interest thereon to, but excluding, the redemption date, and expenses in connection with such redemption.  Upon the giving of notice and the deposit of funds for redemption, interest on the Notes or portions thereof thus called shall no longer accrue after the date fixed for redemption.  No payment shall be made by the Trustee upon any Note or portion thereof called for redemption until such Note or portions thereof shall have been delivered for payment or cancellation or the Trustee shall have received the items required by Section 2.07 hereof with respect to any mutilated, lost, stolen or destroyed Note.

Section 3.04.                         Cancellation.  All Notes which have been redeemed, paid or retired, or received by the Trustee for exchange, shall not be reissued but shall be canceled by the Trustee in accordance with this Indenture.

Section 3.05.                         Partial Redemption of Notes.  Upon surrender of any Note for redemption in part only, the Trustee shall authenticate and deliver to the Owner thereof a new Note in aggregate principal amount equal to the unredeemed portion of the Note surrendered.

Section 3.06.                         Effect of Redemption.  Notice of redemption having been duly given as provided in this Article, and monies being held by the Trustee for payment of the redemption price of, and interest accrued to the redemption date on, the Notes so called for redemption on the redemption date designated in such notice, said Notes shall become due and payable at the redemption price specified in such notice and interest on the Notes so called for redemption shall cease to accrue from and after said redemption date.  Said Notes shall cease to be entitled to any benefit or security under this Indenture, and the Owners of said Notes shall have no rights in respect thereof except to receive payment of said redemption price and accrued interest.

All Notes redeemed pursuant to the provisions of this Article shall be cancelled upon surrender thereof and disposed of by the Trustee in accordance with its customary procedures.  After every redemption, the Trustee is hereby instructed and authorized to  revise the Schedule of Drawings and Redemptions set forth in Exhibit E, and shall provide copies thereof to the Issuer, the Guarantors, and the Initial Owner within seven (7) Business Days after such redemption.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ISSUER

The Issuer represents and warrants to the Trustee, each Owner and the Initial Owner, on the Effective Date, as follows:

Section 4.01.                         Organization and Good Standing.  It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority and legal right to own its properties and conduct its business, and to execute, deliver and perform its obligations under this Indenture and the other Transaction Documents to which it is a party.

Section 4.02.                         Due Qualification.  It is qualified to do business and is in good standing in each state required in order to conduct its business, and has obtained all necessary licenses, consents, authorizations, approvals, exemptions of or registrations or filings, from or with any Governmental Authority, necessary for the valid execution, delivery and performance by the Issuer of this Indenture and the other Transaction Documents to which it is a party.

Section 4.03.                         Due Authorization.  The execution and delivery of this Indenture and the other Transaction Documents by the Issuer to which it is a party and the consummation of the transactions provided for in this Indenture have been duly authorized by the Issuer by all necessary limited partnership action on its part.

Section 4.04.                         No Conflict.  The execution and delivery of this Indenture and the other Transaction Documents to which it is a party, the performance of the Transaction and fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Issuer is a party or by which it or any of its properties or business are bound.

Section 4.05.                         No Violation.  The execution and delivery of this Indenture and the other Transaction Documents to which it is a party, the performance of the Transaction and fulfillment of the terms hereof will not conflict with or violate (a) the Issuer’s Agreement of Limited Partnership or other organizational documents or (b) any Requirements of Law applicable to the Issuer.

Section 4.06.                         No Proceedings.  Except as set forth in Schedule 4.06, there are no proceedings, suits, claims, or investigations pending or, to the knowledge of the Issuer, threatened against the Issuer, GMH or its parents, Subsidiaries, or Affiliates, before or by any court, public board, any arbitration body or any Governmental Authority (a) asserting the invalidity of this Indenture or the other Transaction Documents, (b) seeking to prevent the consummation of the Transaction, (c) seeking any determination or ruling that could materially and adversely affect the performance by the Issuer of its obligations under this Indenture, or (d) seeking any determination or ruling that could materially and adversely affect the validity or enforceability of this Indenture or the other Transaction Documents.

Section 4.07.                         Binding Obligation.  This Indenture and each other Transaction Document to which the Issuer is a party are in full force and effect, and each constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general, and (b) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

Section 4.08.                         Accuracy in Reporting.  All written information, including, but not limited to, the Initial Summary of Revenues, the exhibits to this Indenture, financial statements, including, but not limited to, the audited financial statements set forth in Exhibit F and the Closing Proforma set forth in Exhibit H, documents, books, records or reports furnished by the Issuer to the Initial Owner prior to the execution of this Indenture in connection with this Indenture, and during any due diligence conducted by the Initial Owner relating to this Transaction, in each case to the extent related to the Transaction, is accurate in all material respects as of the date it is dated or as of the date so furnished, and, when taken as a whole, to the Issuer’s knowledge, does not contain any untrue statement of material fact and does not omit and to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Project Documents consist of all of the material agreements and related documents for the Issuer’s, GMH’s, and Guarantors’ military housing business, and such agreements and documents have not been amended, terminated, or otherwise changed subsequent to the Trustee’s and the Initial Owner’s review thereof prior to the Effective Date.  There are no defaults or events which with the passage of time and/or the giving of notice, or both, would be a default under the Project Documents by

Issuer, GMH, the Guarantors, or their Affiliates or Subsidiaries, or would permit an offset against the Collateral, or any portion thereof.

Section 4.09.                         Location of Issuer and Records.  The Issuer’s principal place of business and chief executive office and office where the records concerning the Collateral are kept is located at 10 Campus Blvd., Newtown Square, Pennsylvania 19073.  “GMH Communities, LP” is the correct legal name of the Issuer indicated on the public records of the Issuer’s jurisdiction of organization which shows the Issuer to be organized.

Section 4.10.                         Federal Tax Identification Number.  The federal tax identification number of the Issuer is 20-1162699.

Section 4.11.                         Taxes.  The Issuer has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes prior to such taxes becoming delinquent, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings.

Section 4.12.                         Solvency.  The Issuer is not “insolvent” (as such term is defined in the Bankruptcy Code).

Section 4.13.                         Transaction Documents.  No violation, default, or breach of any material term, representation, warranty, covenant, or agreement in any material Transaction Document exists or has occurred (expressly excluding solely the technical default related to the online unit requirement in the Navy Northeast military housing project due to the 2005 Base Realignment and Closure order).

Section 4.14.                         Compliance with Law.  The Issuer, GMH, the Guarantors, and their Affiliates and Subsidiaries, and all of their business activities, including, but not limited to, the Military Housing Projects and related businesses, are in compliance in all material respects with all applicable laws, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 4.15.                         Perfection.

(a)                                  This Indenture creates a valid and continuing security interest (as defined under the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which is enforceable against creditors of and purchasers of the Issuer, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity).  Upon (i) attachment and (ii) the filing of financing statements described in Section 5.10 hereof, the security interest in favor of the Trustee in the Collateral will be prior to all other Liens (other than Permitted Liens).

(b)                                 Immediately prior to the pledge of the Collateral, the Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens; and the Issuer has caused on or prior to the Closing Date, the filing of all appropriate UCC financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted by the Issuer to the Trustee under this Indenture in the Collateral.

Section 4.16.                         ERISA.  No steps have been taken by any Person to terminate any Benefit Plan the assets of which are not sufficient to satisfy all of its benefits liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA and each Plan has been administered in all material respects in compliance with its terms and applicable provisions of ERISA and the IRC.

Section 4.17.                         Recordkeeping.  The Issuer, its parents, Subsidiaries, and Affiliates have kept and maintained proper books and records of account, including information regarding all Collateral, an annual balance sheet, statement of revenues, expenses and changes in retained earnings and statement of cash flows, that show in reasonable detail the financial condition of the Issuer.

ARTICLE V

AFFIRMATIVE COVENANTS

From the Effective Date until the performance in full of the Obligations under the Transaction Documents, the Issuer hereby covenants and agrees with Initial Owner, the Trustee, and the Controlling Party:

Section 5.01.                         Payment of Principal and Interest, etc.  That it will promptly pay (i) the principal of and interest on every Note issued under this Indenture, (ii) all Undrawn Amount Fees, and (iii) the Trustee’s Fees at the place, on the dates and in the manner provided herein, according to the true intent and meaning thereof.

Section 5.02.                         Performance of Covenants by Issuer.  That it shall faithfully perform, or cause to be performed, at all times any and all covenants, agreements, undertakings, stipulations and provisions contained in this Indenture, in any and every Note executed, authenticated and delivered hereunder, and in all of its proceedings pertaining hereto, and all other Obligations of the Issuer under this Indenture, and in the material Transaction Documents, except as set forth in Schedule 5.02.  The Issuer covenants that it is duly authorized to issue the Notes authorized hereby and to execute this Indenture and to pledge the amounts hereby pledged in the manner and to the extent herein set forth.  The Issuer further covenants that all action on its part for the issuance of the Notes and the execution and delivery of this Indenture has been duly and effectively taken, and that the Notes in the hands of the owners thereof are and will be valid and enforceable general obligations of the Issuer according to the terms thereof and hereof.

Section 5.03.                         Instruments of Further Assurance.  The Issuer covenants that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such indentures supplemental hereto and such further acts, instruments and transfers as the Trustee may reasonably require for the better assuring, transferring, pledging, assigning and confirming to the Trustee all and singular the rights assigned hereby and the Collateral pledged hereby to the payment of the principal of and interest on the Notes and the other Obligations of the Issuer under this Indenture.

Section 5.04.                         Notice from Others.  Issuer promptly shall provide to Trustee any written or electronic notice, or a summary in writing of any oral notice, received by Issuer, the Guarantors, or a military housing Subsidiary or Affiliate alleging a termination or a breach of a Project Document by Issuer, the Guarantors, or their Affiliates and Subsidiaries.

Section 5.05.                         List of Noteholders.  The Trustee, as Registrar, shall maintain at its designated corporate trust office a list of names and addresses of the Owners of all Notes registered on the registration books of the Issuer maintained by the Trustee as Registrar.  The Trustee and the Issuer shall be responsible only as to the information provided to them with regard to the accuracy of such list.

Section 5.06.                         Compliance with Laws, Etc.

(a)                                  The Issuer shall do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its existence, rights, and material licenses, permits and franchises, and comply, in all material respects, with all legal requirements applicable to it, its parents, Subsidiaries, and Affiliates, and the Collateral, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.  The Issuer shall not commit any act or omission affording the federal government or any State or local government the right of forfeiture against the Collateral or any part thereof or any monies paid in performance of Issuer’s obligations under any of the Transaction Documents.  The Issuer shall use its commercially reasonable efforts to prevent other Persons from performing any act or omission affording the federal government or any State or local government the right of forfeiture against the Collateral or any part thereof or any monies paid in performance of Issuer’s obligations under any of the Transaction Documents.  Issuer shall not to commit, and shall use commercially reasonable efforts not to permit or suffer to exist any act or omission affording such right of forfeiture.  Issuer shall operate or cause any Person to operate the Military Housing Projects in accordance with applicable legal requirements, and within the terms and provisions of the material Transaction Documents.

(b)                                 After prior written notice to Initial Owner and the Trustee, Issuer or the Guarantors, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any legal requirement, the applicability of any legal requirement to Issuer, the Guarantors or the Collateral, or any alleged violation of any legal requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Issuer or the Guarantors is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable laws; (iii) no Collateral or any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Issuer or the Guarantors shall promptly upon final determination thereof comply with any such legal requirement determined to be valid or applicable or cure any violation of any legal requirement; (v) such proceeding shall suspend the enforcement of the contested legal requirement against Issuer, the Guarantors or the Collateral; and (vi) Issuer or the Guarantors shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Initial Owner and the Trustee, to insure compliance with such legal requirement, together with all interest and penalties payable in connection therewith.  Initial Owner, each Owner and the Trustee may apply any such security or part thereof, as necessary to cause compliance with such legal requirement at any time when, in the reasonable judgment of Initial Owner and the Trustee, the validity, applicability or violation of such Legal Requirement is finally established or any Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

(c)                                  comply in all material respects with (i) the Issuer’s certificate of formation and limited partnership agreement and other organizational documents, (ii) any Requirements of Law applicable to the Issuer, its business and properties, and (iii) each and all of the Transaction Documents.

Section 5.07.                         Audits.  The Issuer agrees to permit, at its expense, (a) on an annual basis and (b) following and during the occurrence of an Event of Default, at any time, in each case, upon reasonable prior notice to the Issuer and during regular business hours, the Initial Owner and the Trustee or their respective agents or representatives (1) to examine and make copies of and abstracts from all records and (2) to visit the offices and properties of the Issuer, the Guarantors, or their Affiliates or Subsidiaries for the purpose of examining such records and to discuss matters relating to the Collateral, the Transaction Documents, or the Military Housing Projects, and the Issuer’s performance hereunder with any of the officers and employees of the Issuer having knowledge of such matters.

Section 5.08.                         Location of Office.  The Issuer covenants to keep its principal place of business and chief operating office and the office where records relating to the Collateral are kept at the address of the Issuer specified in Section 4.09 of this Indenture or, in any such case, upon thirty (30) days prior written notice to the Initial Owner and the Trustee, at other locations within the United States.

Section 5.09.                         Preservation of Existence.  The Issuer covenants to observe all procedures required by its Certificate of Limited Partnership and its limited partnership agreement, and to preserve and maintain its limited partnership existence, rights, franchises, licenses, permits and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited partnership in each jurisdiction where the failure to preserve and maintain such rights, franchises, privileges, licenses, permits and qualifications could reasonably be expected to cause a Material Adverse Change.

Section 5.10.                         Assignment of Rights under the Pledge Agreement.  With respect to the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, the Issuer covenants to acquire, among other things, all of the right, title and interest of the Pledgors in and to the Collateral specified therein and take all necessary action to perfect and protect the Trustee’s security interest in, to and under the Pledge Agreement and the Irrevocable Payment Instructions, including, but not limited to (A) filing and maintaining effective UCC financing statements against the Issuer and the related Pledgor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (C) taking all additional action that the Initial Owner, Controlling Party, or the Trustee may reasonably request to perfect, protect and more fully evidence the interests of the Trustee under this Indenture with respect to the Pledge Agreement, Account Control and Security Agreement, and the Irrevocable Payment Instructions.

Section 5.11.                         Keeping of Records and Books of Account.  The Issuer covenants to maintain and implement, and shall cause GMH to maintain and implement, as the case may be, administrative and operating procedures (including, without limitation an ability to recreate accounting records relating to the Collateral in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral, and in which timely entries are made in accordance with GAAP.

Section 5.12.                         Rights under Pledge Agreement.  In connection with the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions relating thereto, the Issuer covenants to direct, instruct or request any lawful action thereunder, including, without limitation, in connection with the enforcement of its rights thereunder, as instructed by the Initial Owner, Controlling Party, or the Trustee.

Section 5.13.                         Enforcement of Transaction Documents.  The Issuer shall (i) enforce any payment instructions made pursuant to this Indenture, (ii) take any action required or permitted to be taken by it under this Indenture and the other Transaction Documents to which it is a party as directed by the Trustee, including, without limitation, making claims to which it may be entitled under any indemnity reimbursement or similar provision contained in any payment instruction, or any other Transaction Document; and (iii) promptly and fully pay or caused to be paid any and all equity contributions or obligations required by the Project Documents.

Section 5.14.                         Security Interest.  There are no existing claims or liens (other than Permitted Liens) against any of the Collateral, and the Issuer shall not permit any claims or liens against the Collateral while any of the Notes are Outstanding (other than Permitted Liens).  At its expense, the Issuer shall or shall cause the Trustee to take all actions necessary or desirable to establish and maintain a perfected security interest in favor of the Trustee in the Collateral, free and clear of all Liens (other than Permitted Liens), including taking such action to perfect, protect or more fully evidence the security interest of the Trustee.

Section 5.15.                         No Pledge.  The Issuer shall not sell, transfer or otherwise pledge its interest in the Collateral without the consent of the Trustee, and otherwise permitted by this Indenture.

Section 5.16.                         Guaranty Agreement.  The Issuer shall provide and maintain a Guaranty Agreement in effect which provides for payment of all interest and principal on the Notes when due and payable and is signed by GMH, GMH Military Housing, LLC, GMH Military Housing Investments, LLC, GMH Communities TRS, Inc., GMH Military Housing

Development, LLC, GMH Military Housing Construction, LLC, GMH Military Housing Management, LLC, GMH Northeast Housing Design/Build LLC, GMH/Benham Military Communities LLC, GMH/Phelps Military Communities LLC, GMH Military Housing - AETC Limited Partner LLC, GMH Military Housing - Carlisle/Picatinny Limited Partner, GMH Military Housing - Bliss/WSMR Limited Partner LLC, GMH AETC Management/Development LLC, and the Trustee.  If Issuer should fail to deposit or cause to be deposited an amount sufficient to pay the principal of and interesting owing on the Interest Payment Date or the Principal Payment Date by 10:00 A.M. Eastern time, the Trustee shall have the right to demand payment of an amount equal to the insufficiency from the Guarantors under the Guaranty Agreement, and the Guarantors shall deposit, or cause to be deposited, to the Revenue Fund, or pay to the Trustee, the amount of the insufficiency by 10:00 AM Eastern time the next Business Day.  To the extent the Trustee shall receive a sufficient amount to pay interest and/or principal that is due and owing on the Notes from the Issuer or the the Guarantors and such amount is and such amount immediately is distributed to the Noteholders on such Interest Payment Date or Principal Payment Date, then there shall be no default under Section 10.01(a) of this Indenture.  The Guaranty Agreement shall provide that the Guarantors and GMH shall not, for the term of the Guaranty Agreement, sell, transfer or otherwise pledge their respective ownership interests in the Issuer or the Collateral, as the case may be, without the consent of the Issuer, the Trustee, and the Initial Owner, and shall contain a representation and warranty of GMH and the Guarantors to the effect it has not transferred, pledged or otherwise disposed of, or created or suffered to exist, any lien upon or with respect to all or any portion of its ownership interest in the Issuer.

Section 5.17.                         Financial Covenants.

(a)                                  Issuer shall cause GMH to maintain a Fixed Charges Coverage Ratio of not less than 1.15 to 1.00 (calculated quarterly).

(b)                                 Issuer shall cause GMH to not permit Consolidated Tangible Net Worth to be less than $375,000,000.

(c)                                  Issuer shall cause GMH to maintain a quarterly minimum Adjusted Management EBITDA of $3,500,000.

All calculations of financial covenants shall be in accordance with GAAP and shall be certified by the chief financial officer of GMH and reported quarterly to the Trustee and the Initial Owner.

Section 5.18.                         Notice of Certain Events.  Issuer shall promptly, and in any event within five (5) Business Days, after an Authorized Officer has knowledge of an Event of Default or Potential Event of Default, provide written notice to the Trustee and the Initial Owner setting forth details of the occurrence of an Event of Default or Potential Event of Default, and the action proposed to be taken with respect thereto.

Section 5.19.                         Reporting Related to the Collateral.  The Issuer shall provide, or cause to be provided, to the Trustee and Initial Owner, as follows:

(a)                                  within forty-five (45) days of the end of each quarter, the quarterly financial statements for GMH;

(b)                                 on an annual basis and within ninety (90) days after the end of each fiscal year, the audited financial statements for GMH;

(c)                                  together with the financial statements required hereunder, a compliance certificate signed by an Authorized Officer of the Issuer stating (i) the attached financial statements have been prepared in accordance with GAAP to the extent required and accurately reflect the financial condition of the Issuer, GMH, the Guarantors, and (ii) that no Event of Default or Potential Event of Default exists, or, if any Event of Default or Potential Event of Default exists, stating the nature and status thereof; and,

(d)                                 audited financial statements for the Military Housing Projects which accurately reflect the financial status of such projects within 120 days after the end of each fiscal year.

Section 5.20.                         Litigation and Other Matters.  Issuer promptly shall provide to the Trustee written notice of (a) any and all pending or threatened (in writing) litigation involving the Issuer, Guarantor, or their Affiliates or Subsidiaries, and (b) any other matters or events concerning the Issuer, the Guarantors, or their Affiliates or Subsidiaries which could reasonably be expected to cause a Material Adverse Change.

Section 5.21.                         Liens.  Issuer promptly, and in no event more than three (3) Business Days after an Authorized Officer of the Issuer has knowledge thereof, shall provide to the Initial Owner and the Trustee written notice of any Lien on the Collateral or any portion thereof (other than Permitted Liens).

Section 5.22.                         Other Information.  As soon as reasonably practicable, from time to time, Issuer shall provide such other information, documents, records or reports respecting the Collateral or the conditions or operations, financial or otherwise, related to the Military Housing Projects of the Issuer, as the Initial Owner or the Trustee may from time to time reasonably request in order to protect its interests under or as contemplated by this Indenture and the other Transaction Documents.

Section 5.23.                         Foreign Assets.  At all times the Issuer, the Guarantors and their Affiliates and Subsidiaries shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the United States Department of Treasury.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.01.                         Sales, Liens, Etc. against Collateral.  The Issuer shall not, and shall cause other Persons to not, without the prior written consent of the Trustee, sell, assign (by operation of law or otherwise), transfer, pledge or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) upon or with respect to any of the Collateral, or the Issuer’s, GMH’s, and the Guarantors’ military housing and student housing businesses.

Section 6.02.                         Extension or Amendment of Revenues.  The Issuer shall not, without the prior written consent of the Trustee, compromise, extend or adjust the payment of any Collateral by the Pledgors to the Issuer under the Pledge Agreement.

Section 6.03.                         Merger, Consolidation, Etc.  The Issuer shall not, without the prior written consent of the Trustee, sell any equity interest to any Person or consolidate with or merge with any other Person or purchase or otherwise acquire all or substantially all of the assets or capital stock or other ownership interest of any Person or sell, transfer, lease, assign, pledge or otherwise encumber or dispose of all or any portion of the Collateral to any Person; provided, however, the Issuer shall be permitted to issue additional partnership interest in connection with (i) the issuance by GMH of its common shares of beneficial interest under its Equity Incentive Plan or similar equity compensation arrangement, and (ii) the acquisition of student housing properties in exchange for the contribution of such properties or the interests therein to the Issuer; and provided further that in no event may the Issuer issue additional partnership interest to the extent that it would result in a change of control of the general partner of the Issuer.

Section 6.04.                         Transaction Documents.  The Issuer, its parents, Subsidiaries, or Affiliates shall not, without the prior written consent of the Trustee, terminate, amend, alter or otherwise modify any Transaction Document or grant any waiver or consent thereunder, provided, however, the Issuer, its parents, Subsidiaries, or Affiliates may amend, alter or otherwise modify the Project Documents solely in compliance with the terms thereof without the consent of the Trustee unless such amendment, alteration or modification would result in a Material Adverse Change or a material adverse effect on projections in the Closing Proforma.  Notwithstanding the foregoing, the following modifications to Transaction Documents are permitted:

(a)                                  the assumption by GMH Military Housing Investments LLC (“Investments”) of the Equity Guaranty provided by GMH Associates, Inc. and Gary M. Holloway for the Stewart/Hunter project;

(b)                                 the assumption by Investments of the Equity Guaranty provided by Gary M. Holloway in the Fort Hamilton project; and

(c)                                  the assumption by Investments of the Equity Guaranty provided by GMH Associates, Inc. and Gary M. Holloway in the Fort Detrick/WRAMC project.

Section 6.05.                         Change in Name, Jurisdiction of Organization.  The Issuer shall not, without the prior written consent of the Trustee, (a) make any change to its name indicated on the public record of the jurisdiction of organization which shows it to have been organized or (b) change its jurisdiction of organization without, in the case of clause (a) or clause (b), having provided the Trustee with thirty (30) days prior written notice.

Section 6.06.                         Actions under the Pledge Agreement.  The Issuer, its parents, Subsidiaries, or Affiliates shall not, without the prior written consent of the Trustee, cancel, terminate, amend, modify or supplement, or consent to any cancellation, amendment, modification or supplement to, any Pledge Agreement, Irrevocable Payment Instruction, or the Account Control and Security Agreement, or waive any provision thereof, or direct, instruct or request any action under the Pledge Agreement, Irrevocable Payment Instructions, or the Account Control and Security Agreement with respect to the Revenues or Preferred Return specified therein in contravention of the direction of the Trustee or waive any provision thereof, or where the permission of the Issuer is so required, permit any party to any Pledge Agreement, Irrevocable Payment Instruction, or the Account Control and Security Agreement to take any action thereunder which would reasonably be likely to cause a Material Adverse Change or which would violate any term of this Indenture.

Section 6.07.                         ERISA.  From the Effective Date until the Maturity Date, the Issuer shall not, without the prior written consent of the Trustee, be a Plan and none of the assets of Issuer or its Affiliates shall constitute Plan Assets.  Issuer further covenants and agrees to deliver to the Trustee such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by the Trustee represents and covenants that (A) Issuer is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Issuer is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(a)                                  Equity interests in Issuer or its Affiliates are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(b)                                 Less than twenty-five percent (25%) of each outstanding class of equity interests in Issuer are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(c)                                  Issuer qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

Section 6.08.                         Affiliate Transactions.  The Issuer shall not, and shall cause the Guarantors to not, enter into, or be a party to, any transaction or agreement with an Affiliate of Issuer related to or affecting the Collateral or any Project Document, except with the prior written consent of the Trustee.

Section 6.09.                         Transfers.  The Issuer, its parents, Subsidiaries or Affiliates shall not, without the prior written consent of the Trustee, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Collateral or any part thereof or any legal or beneficial interest therein.  The Issuer, its parents, Subsidiaries and Affiliates shall not convey, transfer, assign, sell, pledge, or encumber any assets that would cause the Issuer after such action to fail to satisfy on a reasonably projected basis any of the covenants set forth in Section 5.17.

Section 6.10.                         Limitation on Distributions.  From and after the occurrence of an Event of Default, the Issuer shall not make any distributions of any nature.

Section 6.11.                         Limitation on Indebtedness.  Issuer, GMH, Affiliates, and Subsidiaries shall not create, incur, assume or suffer to exist any indebtedness or issue any shares or interests of preferred capital stock, except:

(a)                                  Indebtedness of the Issuer and the Guarantors under this Agreement and the other Transaction Documents;

(b)                                 Indebtedness of any Guarantor to the Issuer;

(c)                                  Indebtedness of an entity which becomes an Affiliate or Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such entity became an Affiliate or Subsidiary and was not created in anticipation thereof, and (ii) immediately after giving effect to the acquisition of such corporation by the Issuer no Default or Event of Default shall have occurred and be continuing;

(d)                                 Indebtedness relating to future property acquisitions or refinancing or equity commitments with respect to the student housing business.

(e)                                  Indebtedness relating to financings or refinancings relating to Military Housing Projects that are non-recourse to Issuer or its Affiliates or Subsidiaries and subject only to customary “bad acts” guarantees provided in connection with such projects;

(f)                                    Indebtedness existing as of the date hereof relating to the student housing business; and,

(g)                                 Indebtedness relating to existing equity commitments related to Military Housing Projects none of which will become payable prior to payment in full of the Obligations.

(h)                                 Indebtedness to finance the Navy Southeast and Army West Point projects, set forth on Exhibit C, and any project indebtedness for future military housing privatization projects; provided, however, such indebtedness is investment grade (at least rated BBB by Moody’s or Standard & Poor’s) and is non-recourse to the Issuer or any Guarantor; and,

(i)                                     Indebtedness in respect of obligations to contribute equity to military housing privatization project that does not exceed $15,000,000 on an individual basis.

Section 6.12.                         REIT Status.  The Issuer shall not act or fail to act, or allow another Person to act or fail to act, such that GMH loses its status as a REIT.  GMH shall maintain its federal tax status as a REIT.

ARTICLE VII

REVENUES AND FUNDS

Section 7.01.                         Source of Payment of Notes.  All Notes issued by the Issuer pursuant to this Indenture, together with interest thereon, are obligations of the Issuer.  The Collateral is hereby pledged and assigned as security for the payment of the Obligations of the Issuer under this Indenture, the order and priority expressly authorized in this Indenture.

Section 7.02.                         Creation of Funds.  There are hereby created by the Issuer and ordered established the following special trust funds to be held by the Trustee:  (a) the Revenue Fund, (b) the Note Proceeds Fund, and (c) the Cost of Issuance Fund.

Section 7.03.                         The Revenue Fund.

(a)                                  The Issuer shall cause to be deposited into the Revenue Fund, which is comprised of accounts set forth on Exhibit G, all Collateral monies.  Prior to an Event of Default, such Collateral monies may be used by the Issuer in the normal course of business and to make principal and interest payments on the Notes.

(b)                                 Upon an Event of Default, the Trustee shall allocate and distribute the following amounts from amounts on deposit in the Revenue Fund which represent the aggregate amount of Collateral monies, and all Guaranty Agreement amounts received by the Trustee during or in respect of the related Monthly Period, in the following order of priority:

First, to the Trustee, the Trustee Fees due and payable to the Trustee on the Interest Payment Date;

Second, to the holders of the Notes, the Interest Distribution Amount for such Interest Payment Date;

Third, to the extent the Interest Payment Date is the Maturity Date, to the holders of the Notes, an amount equal to the Aggregate Outstanding Principal Balance of the Notes;

Fourth, to the extent such Interest Payment Date is a Redemption Date, to the holders of the Notes which are subject to optional redemption on such Redemption Date, the Redemption Price;

Fifth, to the Initial Owner, the Undrawn Amount Fees due and payable to the Initial Owner on the Interest Payment Date; and,

Sixth, to each Person, on a pari passu basis, in payment of all other Obligations then due and payable by the Issuer to such Person on such date under this Indenture and any other Transaction Document.

(c)                                  The Trustee shall, immediately upon receipt of the funds deposited in the Note Proceeds Fund pursuant to the Issuer’s first Drawing, pay such funds, which shall retire and terminate the Existing Line of Credit, in accordance with the Closing Statement, and shall transfer any funds in the Note Proceeds Fund from the Issuer’s first Drawing in excess of the funds necessary to retire and terminate the Existing Line of Credit to the Costs of Issuance Fund.

Section 7.04.                         The Note Proceeds Fund.

(a)                                  The gross proceeds from the sale of any Notes shall be deposited by the Trustee, upon receipt from the Initial Owner, in the Note Proceeds Fund.

(b)                                 Upon the Delivery of Notes, unless instructed in writing otherwise by the Issuer, the Trustee shall transfer an amount equal to the remaining principal balance of the Note Proceeds Fund to the Issuer.

(c)                                  To the extent not distributed to the Issuer pursuant to Section 7.04(b) above with respect to the initial Notes, all gross proceeds from the sale of Notes shall be invested by the Trustee in Investment Obligations, as specified in writing, by the Issuer to the Trustee.  Each such Investment Obligation shall mature not later than the Business Day preceding the next Interest Payment Date and shall be held to maturity.  Each investment instruction by the Issuer, which may be a standing instruction, shall designate specific types of Investment Obligations that will mature at the time specified in the preceding sentence.  The Trustee shall not be liable for any loss incurred in connection with an investment in the Note Proceeds Fund, except for losses in respect of investments issued or guaranteed by the Trustee or caused by the gross negligence or willful misconduct of the Trustee.  All investments of funds in the Note Proceeds Fund shall be made in the name of the Trustee, on behalf of the Secured Parties.  All investment earnings (net of losses) shall be credited to the Note Proceeds Fund.

(d)                                 On the next Interest Payment Date, all investment earnings (net of losses) and the interest amount of any sale proceeds shall be transferred by the Trustee to the Revenue Fund and shall be immediately used to pay interest on the Notes on such Interest Payment Date.

Section 7.05.                         The Cost of Issuance Fund.  The Trustee shall, immediately after the Issuer’s first Drawing, pay all funds in the Cost of Issuance Fund in accordance with the Closing Statement.

Section 7.06.                         Reserved.

Section 7.07.                         Reserved.

Section 7.08.                         Monthly Statements.  Not later than 2:00 p.m. (New York City time), on the second LIBOR Determination Date and each LIBOR Determination Date thereafter, the Trustee shall deliver to the Issuer and the Initial Owner a statement containing the information for the applicable Interest Payment Date and related Monthly Period (each, a “Monthly Statement”) as set forth below:

(a)                                  the aggregate amount of Revenues and Preferred Returns received by the Trustee during the applicable Monthly Period;

(b)                                 the Aggregate Outstanding Principal Amount of the Notes as reported in the prior Monthly Statement;

(c)                                  the outstanding principal amount of any Notes that were redeemed during the applicable Monthly Period;

(d)                                 (i) to the extent the Interest Payment Date is the Maturity Date, the Aggregate Outstanding Amount of the Notes and (ii) to the extent the Interest Payment Date is a Redemption Date, the portion of the Redemption allocable to principal of the Notes, on the applicable Interest Payment Date;

(e)                                  the Note Rate for the applicable Interest Payment Date;

(f)                                    the Interest Distribution Amount for the applicable Interest Payment Date;

(g)                                 the Trustee Fees for the applicable Interest Payment Date;

(h)                                 the aggregate amount of expenses paid by the Trustee on the applicable Interest Payment Date pursuant to Section 7.03(b), clause Fifth, of the Indenture and, with respect to such expenses, the identity of the Person to whom expenses were paid, the amount of the expenses and a detail setting for the expenses;

(i)                                     the Undrawn Amount Fees for the applicable Interest Payment Date;

(j)                                     whether an Event of Default has occurred and is continuing on the applicable Interest Payment Date; and

(k)                                  the Aggregate Outstanding Principal Amount, after taking into account the distribution of the portion of the Redemption Price allocated to the principal of the Notes to the extent the Interest Payment Date is a Redemption Date, on the applicable Interest Payment Date relating to the Monthly Period.

Section 7.09.                         Nonpresentment of Notes.  In the event any Note shall not be presented for payment when the principal thereof becomes due, either at maturity or at the date fixed for redemption thereof, or otherwise, if funds sufficient to pay such Note, including interest accrued thereon to the date of maturity or redemption, shall have been made available to the Trustee for the benefit of the owner thereof, all liability of the Issuer to the owner thereof for the payment of such Note shall forthwith cease, terminate and be completely discharged, and thereupon it shall be the duty of the Trustee to hold such funds, without liability for interest thereon, for the benefit of the owner of such Note, who shall thereafter be restricted exclusively to such funds, for any claim of whatever nature on his part under this Indenture or on, or with respect to, such Note for a maximum of two years from the date that such Note matures, at which point all liability of the Issuer, the Trustee and any Paying Agent to the owner of such non-presented Note with respect to such monies shall cease, and on the second anniversary of the date upon which such monies shall have become due, such monies to the extent permitted by applicable law shall be transferred to the Issuer, at which point all liability of the Trustee to the owner of such Notes, with respect to monies so transferred to the Issuer, shall terminate.

Section 7.10.                         Money to be Held in Trust.  All money required to be deposited with or paid to the Trustee for account of any fund or account established under any provision of this Indenture shall be held by the Trustee in trust, and, except for money deposited with or paid to the Trustee for the redemption of Notes, notice of the redemption of which has been duly given, and monies held in the Cost of Issuance Fund, shall, while held by the Trustee, constitute part of the Collateral and be subject to the security interest created hereby.

Section 7.11.                         Amounts Remaining in Funds.  After full payment (or provision for payment) of the Notes and the discharge of the Indenture, payment of the expenses of the Initial Owner and the payment of the Trustee Fees (including the fees and expenses of counsel to the Trustee), and the charges, expenses of the Trustee and any Paying Agent, and all other amounts required to be paid hereunder, all amounts thereafter remaining in any fund shall be paid to the Issuer.

ARTICLE VIII

INVESTMENT OF MONEY

Amounts on deposit in the Note Proceeds Fund and the Revenue Fund shall be invested by the Trustee in Governmental Obligations maturing (or redeemable by the Trustee at a price no less than their purchase price plus accrued interest) on or prior to the immediately succeeding Interest Payment Date, or in such other Investment Obligations as may be directed in writing by the Issuer, the Initial Owner and the Controlling Party.  When purchasing such Governmental Obligations, the Trustee shall follow the provisions of Section 11.03 of this Indenture.  All such investments and the proceeds thereof shall be credited and applied in accordance with Article VIII hereof.

All such investments shall at all times be attributable to the fund from whence the money used to acquire such investments shall have come, and all income and profits on such investments shall be first used to offset any investment losses (including losses resulting from the sale of investments) in such fund.  The Trustee shall sell at the best price reasonably obtainable under the circumstances and reduce to cash a sufficient amount of such investments in the respective fund whenever the cash balance therein is insufficient to pay the amounts then required to be paid therefrom.  The Trustee shall not be liable or responsible for any loss, fee, tax or other charge resulting from any such investment, reinvestment or liquidation of an investment made in accordance with this Article VIII except for losses in respect of investments issued or guaranteed by the Trustee or caused by the Trustee’s gross negligence or willful misconduct.

The Issuer may, at any time, give to the Trustee written directions respecting the investment of any monies in the Cost of Issuance Fund or otherwise required to be invested by the Trustee under this Indenture, subject, however, to the provisions of this Article, and the Trustee shall then invest such monies in Investment Obligations as so directed by the Issuer.  The Trustee shall not be responsible for determining if any such directed investments are legal investments under the laws of the State, nor shall the Trustee be responsible or liable for any loss suffered in connection with any investment of funds made by it in accordance with this Indenture, nor shall it be responsible for paying interest on any funds held by it hereunder for which it has received no written investment instructions.

In computing the amount in any fund created under the provisions of this Indenture for any purpose provided herein, obligations purchased as an investment of monies therein shall initially be valued at the market value thereof with any premium or discount amortized over the period of time remaining until the maturity of such obligations, exclusive of accrued interest other than accrued interest paid in connection with the purchase of any such obligations and not yet recovered.  All subsequent valuations shall be performed on the same basis as the initial valuation.  Any profit realized from the liquidation of such investments shall be credited to such fund and any loss resulting from the liquidation of such investments shall be charged to the respective fund.

Investments may be purchased by the Trustee through its own investment division or Affiliate.

ARTICLE IX

DISCHARGE OF INDENTURE; DEFEASANCE OF NOTES

If the Issuer shall pay or cause to be paid, or there shall be otherwise paid or provision for payment made, to or for the owners of the Notes the principal of and interest due or to become due thereon at the times and in the manner stipulated therein, and shall pay or cause to be paid to the Trustee all sums of money due or to become due according to the provisions hereof (including the Trustee Fees and expenses in connection therewith) and the Initial Owner all sums of money due or to become due according to the provision herein, then this Indenture and all rights hereby granted shall cease, determine and be void, whereupon the Trustee shall cancel and discharge the lien of this Indenture, and execute and deliver to the Issuer such instruments in writing provided by the Issuer as determined by the Issuer to be requisite to cancel and discharge the lien hereof, and release, assign and deliver to the Issuer any and all the estate, right, title and interest herein, or otherwise subject to the lien of this Indenture, except money or securities held by the Trustee for the payment of the principal of and interest on the Notes and other Obligations of the Issuer.

Any Note shall be deemed to be paid within the meaning of this Indenture when payment of the principal of such Note plus interest thereon to the due date thereof (whether such due date be by reason of maturity or upon redemption as provided in this Indenture, or otherwise), either (a) shall have been made or caused to have been made in accordance with the terms thereof, or (b) shall have been provided for by irrevocably depositing with the Trustee, in trust and irrevocably setting aside exclusively for such payment (1) monies which, in the opinion of counsel, would not constitute a voidable preference under federal bankruptcy law, in an amount sufficient (as determined by an independent certified public accounting firm) to make such payment or (2) Defeasance Obligations, maturing as to principal and interest in such amount and at such times as will insure the availability of sufficient monies to make such payment, and all necessary and proper fees, compensation and expenses of the Trustee, the Initial Owner, if any, or the Issuer pertaining to the Notes with respect to which such deposit is made shall have been paid or the payment thereof provided for to the satisfaction of the Trustee and the Controlling Party.  At such times as a Note shall be deemed to be paid hereunder, as aforesaid, it shall no longer be secured by or entitled to the benefits of this Indenture, except for the purposes of any such payment from such monies or Defeasance Obligations.

Notwithstanding the foregoing, in the case of Notes which by their terms may be redeemed prior to their stated maturity, no deposit under the immediately preceding paragraph shall be deemed a payment of such Notes as aforesaid until the Issuer shall have given the Trustee Irrevocable Payment Instructions:

(a)                                  stating the date when the principal of each such Note is to be paid, whether at maturity or on a redemption date (which shall be any redemption date permitted by this Indenture); provided, however, that the Issuer may elect to retain its rights to redeem Notes on any earlier date authorized hereunder;

(b)                                 requiring the Trustee to call for redemption pursuant to this Indenture any Notes to be redeemed prior to maturity pursuant to (a) hereof; and

(c)                                  requiring the Trustee to mail, as soon as practicable, in the manner prescribed by Article III hereof, a notice to the owners of such Notes that the deposit required by clause (b) above has been made with the Trustee and that such Notes are deemed to have been paid in accordance with this Article and stating the maturity or redemption date upon which money is to be available for the payment of the principal or redemption price, if applicable, on such Notes as specified in (a) hereof.  In addition, if the Issuer shall have so elected, such notice shall state that the Issuer has retained the right to redeem Notes, if any, on any earlier redemption date authorized hereunder.  In giving such notice, with respect to the deposit required in clause (b) above, the Trustee shall be entitled to rely on an independent certified public accountant’s report as to the sufficiency of such deposit to discharge the lien of this Indenture.

All income from investment of funds deposited as provided in this Article which is not required for the payment of the Notes and interest thereon and the Fees and expenses of the Trustee and the Initial Owner, if any, with respect to which such money shall have been so deposited, shall be credited to the Revenue Fund as and when realized and collected on any Interest Payment Date and then transferred by the Trustee to the Revenue Fund and used to pay interest on the Notes on such Interest Payment Date or, if the Notes have been paid in full or provision has been made for paying all amounts due with respect thereto, such extra investment earnings remaining shall be transferred to the Issuer to be used for any lawful purpose; provided that prior to making any withdrawals of monies held under this Indenture after defeasance of the Notes, the Issuer shall provide to the Trustee and the Controlling Party a report of an independent certified public accounting firm demonstrating the amounts remaining after such withdrawals, together with the investment earnings thereon, will be sufficient to pay all amounts due thereafter with respect to the Notes and all other Obligations of the Issuer when due under this Indenture.

Anything in Article XIV hereof to the contrary notwithstanding, if money or Defeasance Obligations have been deposited or set aside with the Trustee pursuant to this Article for the payment of Notes and such Notes shall not have in fact been actually paid in full, no amendment to the provisions of this Article shall be made without the consent of the owner of each Note affected thereby.

ARTICLE X

EVENT OF DEFAULT PROVISIONS AND REMEDIES

Section 10.01.                  Events of Default.  The term “Event of Default,” whenever used in this Indenture, means any of the following events:

(a)                                  Default by the Issuer in the due and punctual payment of accrued and unpaid interest on the Notes on any Interest Payment Date or principal of the Notes on the Maturity Date, which payment default remains uncured for a period of one (1) day following the Interest Payment Date;

(b)                                 (i) The Issuer shall cease or otherwise fail to have good and valid title to any of the Collateral and such failure remains uncured for a period of five (5) days following the date upon which the Issuer ceased or otherwise failed to have good and valid title to the applicable Collateral or (ii) the Secured Parties shall, for any reason cease to have a valid and perfected first priority security interest in the Collateral and a valid and perfected first priority security interest in the Collateral, in favor of the Secured Parties, is not restored within a period of five (5) days following the date upon the Secured Parties ceased to have a valid and perfected first priority security interest in the Collateral;

(c)                                  (i) The Notes, this Indenture, and any material Transaction Documents shall have ceased to be valid, binding and enforceable as against any of the parties thereto, without any amendment, modification, waiver or termination of any terms or conditions thereof, other than has been agreed to in writing by the Trustee or (ii) the assignment of all of the Issuer’s right, title and interest in, to and under any of the Pledge Agreement, or the Irrevocable Payment Instructions, shall have ceased, for any reason, to be fully effective and enforceable by the Controlling Party as against any of the parties thereto;

(d)                                 GMH or the Guarantors has defaulted in the performance of its obligations under the Guaranty Agreement;

(e)                                  the dissolution or liquidation of the Issuer, GMH, or the Guarantors or the voluntary initiation by the Issuer, GMH, or the Guarantors of any proceedings under any federal or state law relating to bankruptcy, insolvency, arrangement, reorganization, readjustment of debt or any other form of debtor relief, or the initiation against the Issuer, GMH, or the Guarantors of any such proceedings which shall remain undismissed for ninety (90) days, or failure by the Issuer, GMH, or the Guarantors to promptly have discharged any execution, garnishment or attachment of such consequence as would materially impair the ability of the Issuer, GMH, or the Guarantors to carry on its operations, or assignment by the Issuer or the Guarantors for the benefit of its creditors, or the entry by the Issuer, GMH, or the Guarantors into any agreement of composition with its creditors or the failure generally by the Issuer, GMH, or the Guarantors to pay its debts as they become due;

(f)                                    GMH loses its status as a REIT;

(g)                                 if any event or circumstance exists or have occurred (other than the event of circumstances described in clauses (a) through (f) above), which is a violation, default, or breach of any term, representation, warranty, covenant, or agreement hereunder or under any other material Transaction Document, except as set forth on Schedule 5.02, and such violation, default or breach is not fully cured by the Issuer, GMH, or the Guarantors, as the case may be, (i) within the specified notice or cure period, if any, provided in this Indenture or such Transaction Document or (ii) if this Indenture or such Transaction Document does not provide for a grace, notice or cure period, within twenty (20) days after the Trustee or the Initial Owner gives notice to the Issuer in the case of any violation, default or breach that can be cured by the payment of a sum of money or (iii) within thirty (30) days after the Trustee or the Initial Owner gives notice to the Issuer of any other violation, default or breach, then the same shall be an Event of Default hereunder; provided, however, in the case of a violation, default or breach referred to in clause (iii) is capable of cure but cannot be reasonably cured within such thirty (30) day period, and provided the Issuer shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require the Issuer in the exercise of due diligence to cure such failure, but in no event shall such cure period extend beyond ninety (90) days following notice from the Trustee;

(h)                                 any material adverse change in the material Transaction Documents, except as set forth in Section 6.04, without the consent of the Trustee.

(i)                                     any material default on other debt of the Issuer, GMH, the Guarantors, or their Affiliates and Subsidiaries;

(j)                                     entry of judgment of over $2,000,000 against the Issuer, GMH, the Guarantors, or their Affiliates and Subsidiaries, which is not paid or bonded over within sixty (60) days of its entry;

(k)                                  any assignment for the benefit of the Issuer’s, GMH’s, Guarantors’, or their Affiliates’ and Subsidiaries’ creditors, without the written consent of the Initial Owner, Trustee, and Controlling Party;

(l)                                     any Material Adverse Change; provided, however, if such Material Adverse Change results from an event or circumstance set for in (a) through (k) above, no Event of Default shall exist until the expiration of any cure period set forth in Section 10.01(g), if applicable, for such default.

(m)                               the debarment of the Issuer, GMH, the Guarantors, or their Affiliates and Subsidiaries; or

(n)                                 fraud, theft, embezzlement, misappropriation of funds, gross negligence, breach of fiduciary duty, or willful or wanton misconduct of the Issuer, GMH, Subsidiaries, or Affiliates.

Section 10.02.                  Remedies; Rights of Noteholders.  Upon the occurrence of any Event of Default, the Trustee may pursue any available remedy at law or in equity to enforce the payment of the principal of and interest on the Notes then Outstanding.  With respect to all Events of Default, the Trustee may accelerate the principal of and interest on the Notes on any day, and, should the Trustee accelerate the principal and interest on the Notes, the Issuer shall no longer issue Notes pursuant to this Indenture.

If an Event of Default shall have occurred, the Trustee may, and if requested to do so by the owners of not less than 50% in aggregate principal amount of all the Outstanding Notes, subject to the Trustee’s right to require satisfactory indemnification pursuant to Section 12.01(l), shall be obligated to exercise one or more of the rights and powers conferred by this Section, as the Trustee, being advised by counsel, shall deem most expedient in the interest of the applicable Noteholders.

No remedy by the terms of this Indenture conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Trustee or to the Noteholders hereunder or now or hereafter existing at law or in equity or by statute.

No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence thereof; and every such right and power may be exercised from time to time as often as may be deemed expedient.

No waiver of any Event of Default hereunder, whether by the Trustee or by the Noteholders, shall extend to or shall affect any subsequent default or Event of Default or shall impair any rights or remedies consequent thereon.

Section 10.03.                  Right of Noteholders to Direct Proceedings.  The owners of not less than 50% in aggregate principal amount of all Notes Outstanding shall have the right, at any time, subject to the provisions of Section 12.01(l) hereof, by an instrument or instruments in writing executed and delivered to the Trustee, to direct the method and place of conducting all proceedings to be taken by the Trustee in connection with the enforcement of the terms and conditions of this Indenture, or for the appointment of a receiver or any other proceedings hereunder.

Section 10.04.                  Application of Money.  The Issuer covenants that if an Event of Default has occurred, upon demand of the Trustee, the Issuer shall promptly pay or cause to be paid to the Trustee, after receipt thereof, all Collateral monies.  The Trustee shall deposit all such monies into the Revenue Fund.  All other monies received by the Trustee pursuant to any right given or action taken under the Transaction Documents shall, after payment of the costs and expenses of the proceedings resulting in the collection of such money (including attorneys’ fees and expenses), liabilities and advances incurred or made by the Trustee, be deposited in the Revenue

Fund.During the continuance of an Event of Default for which all Outstanding Obligations shall not have become nor have been declared due and payable, notwithstanding any other provision of this Indenture, the Trustee shall apply, or cause the Paying Agent to apply, all monies held in the Revenue Fund and any other Fund to pay the fees and expenses of the Trustee and then  as follows and in the following order:

(a)                                  Unless the principal of all the Notes shall have become due and payable, all such monies shall be applied:

First, to the payment to the Persons entitled thereto of all interest then due on the Notes, and, if the amount available shall not be sufficient to pay in full such amount, then to the payment ratably, according to the amounts due to the Persons entitled thereto, without any discrimination or privilege;

Second, to the payment to the Persons entitled thereto as the same shall become due of the unpaid principal of the Notes which shall have become due, in the order of their due dates, with interest on such Notes from the respective dates upon which they became due at the rate borne by such Notes and, if the amount available shall not be sufficient to pay in full Notes due on any particular date, together with such interest, then to the payment ratably, according to the amount of principal due on such date, to the Persons entitled thereto without any discrimination or privilege;

Third, to the payment to the Persons entitled thereto as the same shall become due of Notes matured or called for redemption prior to maturity in the order of their due or call dates, with interest on such Notes from the respective dates upon which they became due at the rate borne by such Notes and, if the amount available shall not be sufficient to pay in full Notes due on any particular date, together with such interest, then to the payment ratably, according to the amount of principal due on such date, to the Persons entitled thereto without any discrimination or privilege; and,

Fourth, to be held for the payment to the Persons entitled thereto as the same shall become due of the principal of and interest on the Notes which may thereafter become due, either at maturity or upon call for redemption prior to maturity and, if the amount available shall not be sufficient to pay in full Notes due on any particular date, together with interest then due and owing thereon, payment shall be made ratably according to the amount of principal due on such date to the Persons entitled thereto without any discrimination or privilege.

(b)                                 If the principal of all the Notes shall have become due, all such monies shall be applied to the payment of the principal and interest then due and unpaid upon such Notes, without preference or priority of principal over interest or of interest over principal, or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably, according to the amounts due respectively for principal and interest, as applicable, to the persons entitled thereto without any discrimination or privilege.

Whenever money is to be applied pursuant to the provisions of this Section, such money shall be applied at such times, and from time to time, as the Trustee shall determine, having due regard to the amount of such money available for application and the likelihood of additional money becoming available for such application in the future.  Whenever the Trustee shall apply such funds, it shall fix the date (which shall be an Interest Payment Date unless it shall deem another date more suitable) upon which such application is to be made, and upon such date, interest on the amounts of principal to be paid on such dates shall cease to accrue.  The Trustee shall give such notice as it may deem appropriate of the deposit with it of any such money and of the fixing of any such date and shall not be required to make payment to the owner of any Note until such Note shall be presented to the Trustee for appropriate endorsement or for cancellation if fully paid.

Whenever all principal of and interest on all Notes have been paid under the provisions of this Section and expenses and charges of the Initial Owner, all Trustee Fees and expenses and charges of the Trustee and any Paying Agent and any other Obligations have been paid, any balance remaining in any fund hereunder shall be paid to the Issuer as provided in Article VII hereof or as a court of competent jurisdiction may direct.

Section 10.05.                  Remedies Vested in the Trustee.  All rights of action (including the right to file proof of claims) under this Indenture or under any of the Notes may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other proceeding related thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its name as the Trustee without the necessity of joining as plaintiffs or defendants any owner of the Notes, and any recovery of judgment shall be for the equal and ratable benefit of the owners of the Outstanding Notes.

Section 10.06.                  Rights and Remedies of Noteholders.  No owner of any Note shall have any right to institute any suit, action or proceeding at law or in equity for the enforcement of this Indenture or for the execution of any trust hereof or for the appointment of a receiver or any other remedy hereunder, unless (a) a default has occurred with respect to the Notes of which the Trustee has been notified as provided in Section 12.01(h) hereof, or of which by such subsection it is deemed to have notice, (b) such default shall have become an Event of Default and the owners of not less than 50% in aggregate principal amount of Notes then Outstanding shall have furnished written notice to the Trustee and shall have offered the Trustee reasonable opportunity either to proceed to exercise the powers hereinbefore granted or to institute such action, suit or proceeding in their own name or names, (c) the Trustee shall have been indemnified as provided in Section 12.01(l) hereof, and (d) the Trustee shall thereafter fail or refuse to exercise the powers hereinbefore granted, or to institute such action, suit or proceeding in its own name, as Trustee, for a period of sixty (60) days after receipt by it of such request and offer of indemnity; and such notification, request and offer of indemnity are hereby declared in every case at the option of the Trustee to be conditions precedent to the execution of the powers and trust of this Indenture, and to any action or cause of action for the enforcement of this Indenture, or for the appointment of a receiver or for any other remedy hereunder; it being understood and intended that no one or more owners of the Notes shall have any right in any manner whatsoever to affect, disturb or prejudice the lien of this Indenture by its, his or their action or to enforce any right hereunder except by action of the Owners of at least 25% of the aggregate principal amount of all Notes Outstanding, in the manner herein provided, and that all proceedings at law or in equity shall be instituted, had and maintained in the manner herein provided and for the equal and ratable benefit of the owners of all Notes then Outstanding.  However, nothing contained in this Indenture shall affect or impair the right of any Noteholder to enforce the payment of the principal of and interest on any Note at and after the maturity thereof or the obligation of the Issuer to pay the principal of and interest on each of the Notes issued hereunder to the respective owners thereof at the time, place, from the source and in the manner in the Notes expressed.

Section 10.07.                  Termination of Proceedings.  In case the Trustee shall have proceeded to enforce any right under this Indenture by the appointment of a receiver or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely, then and in every such case the Issuer, the Trustee and the Noteholders shall be restored to their former position and rights hereunder, respectively, with regard to the property herein subject to this Indenture, and all rights, remedies and powers of the Trustee shall continue as if no such proceedings had been taken.

Section 10.08.                  Waivers of Events of Default.  The Trustee may waive any Event of Default hereunder and its consequences and, subject to the Trustee’s right to require satisfactory indemnification pursuant to Section 12.01(l), shall do so upon the written request of the owners of (a) more than 50% in aggregate principal amount of the Notes then Outstanding in respect of which default in the payment of principal or interest, or both, exists, or (b) more than 50% in aggregate principal amount of all Notes then Outstanding in the case of any other Event of Default; provided, however, that there shall not be waived any Event of Default in the payment of the principal of any Outstanding Notes at the date of maturity specified therein or any Event of Default in the payment when due of the interest on any such Notes unless, prior to such waiver or rescission, all arrears of interest or all arrears of payments of principal when due, with interest on overdue principal at the rate borne by the Notes, and all expenses of the Trustee and the Initial Owner in connection with such Event of Default, shall have been paid or provided for.  In case of any such waiver or rescission, or in case any proceedings taken by the Trustee on account of any such Event of Default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Trustee, the Initial Owner and the Noteholders shall be restored to their former positions and rights hereunder, respectively, but no such waiver or rescission shall extend to any subsequent or other default, or impair any right consequent thereon.

Section 10.09.                  Notice of Defaults.  The Trustee shall be presumed to have notice only of payment defaults under Section 10.01(a) hereof.  The Trustee shall be deemed to have notice of any other default only in accordance with the provisions of Section 12.01(h) hereof.  Anything herein to the contrary notwithstanding, no default under Section 10.01(b) hereof shall constitute an Event of Default until actual notice of such default by first-class mail (postage prepaid) shall be given to the Issuer and the Initial Owner (such notice to be given no later than thirty (30) days after the occurrence of such default) by the Trustee or by the owners of not less than 25% in aggregate principal amount of all Notes Outstanding and the Issuer shall have had thirty (30) days after receipt of such notice to correct such default or cause such default to be corrected, and shall not have corrected such default or caused such default to be corrected within the applicable period; provided, however, if the default is such that it cannot be corrected within the applicable period, it shall not constitute an Event of Default if corrective action is instituted by the Issuer within the applicable period and diligently pursued until the default is corrected.

The Trustee shall, within thirty (30) days after the occurrence of any Event of Default hereunder (within thirty (30) days of its knowledge, as provided in Section 12.01(h) hereof, of an event which, with the passage of time, would become an Event of Default pursuant to Section 10.01(b) hereof), give written notice thereof by first-class mail, to the Issuer, the Initial Owner and the owners of all Notes then Outstanding as shown by the list of Note holders required to be maintained pursuant to Section 2.08 hereof.

ARTICLE XI

DELIVERY OF COLLATERAL

Section 11.01.                  Continuing Liability of the Issuer.  The security interests described in GRANTING CLAUSE of this Indenture are granted as security only and shall not subject the Trustee or any of its assigns to, or transfer or in any way affect or modify, any obligation, liability or indemnity of the Issuer with respect to, any of the Collateral or any transaction relating thereto.

Section 11.02.                  UCC Matters.

(a)                                  The Issuer, at its expense, shall or shall cause the Trustee to file, at all times on and after the date hereof, UCC financing statements and continuation statements in the appropriate jurisdictions as required to continue the perfection of the security interests created by this Indenture.  The Issuer shall from time to time, at its expense and in such manner and form as the Trustee, the Controlling Party or any of their respective successors or permitted assigns may reasonably request, prepare, execute, deliver, file and record any other statement, continuation statement, specific assignment or any other instrument or document and take any other action that may be necessary or reasonably desirable to create, evidence, preserve, perfect or validate the security interests created hereunder or enable the Trustee to exercise and enforce its rights hereunder with respect to any of the Collateral.

(b)                                 If the Issuer fails to perform any of its agreements and obligations under this Article XI, the Trustee shall perform or cause the performance of, such agreement or obligation, and the reasonable expenses of the Trustee incurred in connection therewith shall be payable by the Trustee upon the Trustee’s demand therefor.  For the purpose of enabling the Trustee to exercise its rights described in this Article XI, the Issuer hereby authorizes the Trustee, to take any and all steps in the Issuer’s, Gurantor’s, and their Affiliates or Subsidiaries’ name and on behalf of the Issuer necessary or desirable, in the reasonable determination of the Trustee or the Controlling Party to collect all Revenues and Preferred Returns including, without limitation, endorsing the Issuer’s Gurantor’s, and their Affiliates or Subsidiaries’ name on checks and other instruments representing the Revenues and Preferred Returns and enforcing the Issuer’s Gurantor’s, and their Affiliates or Subsidiaries’ right to receive such Revenues and Preferred Returns.

(c)           The Issuer hereby acknowledges that all of its right, title and interest in, to and under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, constitute a part of the Collateral and that the Trustee shall have the sole right (as between the Issuer and the Owners of the Notes) to enforce the Issuer’s rights and remedies under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, to receive all amounts, including any Revenues, payable to the Issuer thereunder, or in connection therewith, to consent to all amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Trustee to perform any of the obligations of the Issuer thereunder.  The Trustee shall have the exclusive right to direct enforcement by the Issuer of its rights and remedies under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions.

(d)           The Issuer hereby confirms and agrees that the Trustee shall have, during the continuation of an Event of Default, the sole right to enforce the Issuer’s rights and remedies under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, (but without any obligation on the part of the Trustee to perform any of the obligations of the Issuer, under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions).  The Issuer further confirms and agrees that such right, power and authority shall terminate upon the Issuer’s satisfaction of the Obligations; provided, however, the rights of the Issuer pursuant to such assignment with respect to the rights and remedies in connection with any indemnity and any breach of any representation, warranty or covenant made by the Pledgor under the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, relating thereto, which rights and remedies survive the termination of the Pledge Agreement, the Account Control and Security Agreement, and the Irrevocable Payment Instructions, shall be continuing and survive any termination of such assignment.  During the continuation of an Event of Default, the Issuer authorizes the Trustee and gives the Trustee its irrevocable power of attorney (which authorization is coupled with an interest), in the name of the Issuer or otherwise, to execute, deliver, file and record any UCC financing statements, continuation statements and to take any other action necessary or appropriate under the UCC to further perfect the security interest created thereby.

Section 11.03.      Delivery of Collateral.

(a)           With respect to certain Collateral, the Issuer and the Trustee hereby agree that:

(i)            Any Collateral that is Physical Property shall be delivered to the Initial Owner, each Owner and the Trustee in accordance with paragraph (a) of the definition of “Delivery” and shall be held, pending maturity or disposition, solely by the Trustee or held through a Securities Intermediary pursuant to clause (v) below;

(ii)           Any Collateral that is a “certificated security” under Article 8 of the UCC shall be delivered to the Trustee in accordance with paragraph (b) of the definition of “Delivery” and shall be held, pending maturity or disposition, solely within the control of the Trustee;

(iii)          Any Collateral that is an “uncertificated security” under Article 8 of the UCC shall be delivered to the Trustee in accordance with paragraph (c) of the definition of ‘“Delivery” and shall be maintained by the Trustee, pending maturity or disposition in the control of the Trustee;

(iv)          Any Collateral that is a book-entry security held through the Federal Reserve System pursuant to Federal book-entry regulations shall be delivered to the Trustee in accordance with paragraph (d) of the definition of “Delivery” and shall be maintained by the Trustee, pending maturity or disposition, through continued book-entry registration of such Collateral in the name of the Trustee or a Securities Intermediary; and,

(v)           Any Collateral held through a Securities Intermediary shall be held in a securities account (as such term is defined in Section 8-501(a) of the UCC) that is established by such Securities Intermediary in the name of the Trustee for which the Trustee is the sole entitlement holder; and any Collateral held in a securities account maintained by a Person other than a Securities Intermediary shall be held in the securities account under which the Person maintaining the account undertakes to treat the Trustee as the sole Person entitled to exercise the rights that comprise the financial assets maintained in the account.

(b)           Effective upon Delivery of any Collateral in the form of Physical Property, book-entry securities or uncertificated securities, the Trustee shall be deemed to have purchased such Collateral for value, in good faith and without notice of any adverse claim thereto.

Section 11.04.      Delivery of Additional Collateral.  The Issuer may, from time to time, and with the prior written consent of the Initial Owner and the Controlling Party, in the exercise of their sole and absolute discretion, deliver additional or substitute fee agreements and additional or substitute incremental revenue or cashflows as additional collateral in connection with the issuance of Notes, and any such items shall constitute Additional Collateral.  Following delivery of any Additional Collateral in accordance with this Article XI of this Indenture, the Additional Collateral shall be deemed part of the Collateral and subject to all of the terms and conditions of this Indenture applicable to the Collateral.

ARTICLE XII

TRUSTEE

Section 12.01.      Acceptance of the Trusts.  The Trustee hereby accepts the trusts imposed upon it by this Indenture, and agrees to perform such trusts, but only upon and subject to the following express terms and conditions:

(a)           Subject to subsection (g) hereof, the Trustee, prior to the occurrence of an Event of Default and after the curing of all events of default which may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Indenture.  Subject to subsection (l) hereof, in case an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under similar circumstances in the conduct of such person’s own affairs;

(b)           The Trustee may execute any of the trusts or powers hereof and perform any of its duties hereunder on behalf of the Issuer by or through attorneys, agents, receivers or employees and shall not be answerable for the conduct of the same if appointed by the Trustee with the prior consent of the Issuer and the Controlling Party and shall be entitled to advice of counsel of its selection concerning all matters of trusts hereof and the duties hereunder, and may in all cases pay such reasonable compensation to all such attorneys, agents, receivers and employees as may reasonably be employed in connection with the trusts hereof.  The Trustee may act upon the opinion or advice of any attorneys (who may be the attorney or attorneys for the Issuer), approved by the Trustee in the exercise of reasonable care under the circumstances.  The Trustee shall not be responsible for any loss or damage resulting from any action or nonaction in good faith in reliance upon such opinion or advice;

(c)           The Trustee shall not be responsible for any recital herein, or in the Notes, or for the recording or rerecording, filing or refiling of this Indenture, or for the validity of the execution by the Issuer of this Indenture or of any supplements thereto or instruments of further assurance, or for the sufficiency or the priority of the security for the Notes issued hereunder or secured hereby except for a loss of priority of the security for the Notes caused by the failure of the Trustee to perform its obligations under Section 11.02(b) of this Indenture;

(d)           The Trustee shall not be accountable for the use of any Notes authenticated or delivered hereunder.  The Trustee may become the owner of Notes secured hereby with the same rights which it would have if not the Trustee;

(e)           The Trustee shall be protected in conclusively relying and in acting or refraining from acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram or other paper or document believed to be genuine and correct and to have been signed or sent by the proper person or persons.  The Trustee shall not unreasonably withhold its consent, approval or action to any reasonable request of the Issuer or the Controlling Party which does not, in the Trustee’s discretion, unless such consent, approval or action is within the normal course of performing its duties or the Trustee shall have been offered a satisfactory indemnity bond pursuant to Section 12.01(l) of this Indenture.  Any action taken by the Trustee pursuant to this Indenture upon the request or authority or consent of any person who at the time of making such request or giving such authority or consent is the owner of any Note shall be conclusive and binding upon all future owners of the same Note and upon Notes issued in exchange therefor or in place thereof;

(f)            In case at any time it shall be necessary or desirable for the Trustee to make any investigation respecting any fact preparatory to taking action or doing or not doing anything as such Trustee or as to the existence or nonexistence of any fact or as to the sufficiency or validity of any instrument, paper or proceedings, the Trustee shall be entitled to request and rely conclusively upon a certificate signed by an Authorized Officer of the Issuer as sufficient evidence of the facts therein contained, and prior to the occurrence of a default of which the Trustee has been notified as provided in subsection (h) of this Section, or of which by such subsection it is deemed to have notice, shall also be at liberty to accept a similar certificate to the effect that any particular dealing, transaction or action is necessary or expedient, but may, at its discretion, secure such further evidence deemed necessary or advisable, but shall in no case be bound to secure the same.  The Trustee may accept a certificate of an Authorized Officer of the Issuer under its seal to the effect that a resolution in the form therein set forth has been adopted by the Issuer, as conclusive evidence that such resolution has been duly adopted, and is in full force and effect;

(g)           The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and it shall not be answerable for other than its own gross negligence or willful misconduct;

(h)           The Trustee shall not be required to take notice or be deemed to have notice of any default hereunder except a payment default under Section 10.01(a) hereof, unless the Trustee shall be specifically notified in writing of such default by the Issuer, the Controlling Party or by the owners of at least 5% in aggregate principal amount of Notes then Outstanding and all notices or other instruments required by this Indenture to be delivered to the Trustee must, in order to be effective, be received by a responsible corporate trust officer at the designated corporate trust office of the Trustee, and, in the absence of such notice so delivered, the Trustee may conclusively assume there is no default except as aforesaid;

(i)            At any and all reasonable times, the Trustee and its duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right fully to inspect any and all of the property herein conveyed, including all books, papers and records of the Issuer pertaining to the Notes, and to take such memoranda from and in regard thereto as may be desired.

(j)            The Trustee shall not be required to give any bond or surety in respect of the execution of such trusts and powers or otherwise in respect of the premises;

(k)           Notwithstanding anything elsewhere in this Indenture contained, in respect of the authentication of any Notes, the withdrawal of any cash, or the taking of any action whatsoever within the purview of this Indenture, the Trustee shall have the right, but shall not be required, to reasonably demand the delivery of any showings, certificates, opinions, appraisals or other information, or corporate action or evidence thereof, in addition to that by the terms hereof required as a condition of such action by the Trustee deemed desirable for the purpose of establishing the right of the Issuer to the authentication of any Notes, the withdrawal of any cash or the taking of any other action by the Trustee;

(l)            The Trustee shall not be required to expend or risk its own funds or otherwise incur any liability other than in the normal course of performing its duties hereunder, and, prior to taking any action or omission to take action, the Trustee may require that a satisfactory indemnity bond be furnished for the reimbursement of all expenses which it may reasonably incur and to protect it against all liability, except liability which is adjudicated to have resulted from its own gross negligence or willful misconduct by reason of any action so taken;

(m)          All money received by the Trustee or any Paying Agent shall, until used or applied or invested as herein provided, be held in trust for the purposes for which it was received, but need not be segregated from other funds except to the extent required by law;

(n)           Any action required to be taken by the Trustee under this Indenture on a day that is not a Business Day shall be taken on the next succeeding Business Day;

(o)           The duties and obligations of the Trustee shall be determined solely by the express provisions hereof;

(p)           The Issuer agrees to indemnify each of the Trustee or any predecessor Trustee and their agents for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Issuer, or any Noteholder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct.  The provisions of this Section shall survive the termination of this Indenture;

(q)           In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action, except for gross negligence or willful misconduct; and,

(r)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 12.02.      Fees, Charges and Expenses of the Trustee and Paying Agents; Other Fees and Expenses.

(a)           The Trustee and any Paying Agent shall be entitled to payment and reimbursement for Trustee Fees and expenses from money available therefor as specified in Section 7.03 and Section 10.04 hereof.  In the event it becomes necessary for the Trustee to perform extraordinary services hereunder, the Trustee shall obtain the prior approval therefor from the Issuer and shall be entitled to reimbursement for its expenses (including attorney’s fees and expenses) from the legally available funds of the Issuer but not from the Trust Estate.  The Issuer shall be responsible for payment of Trustee Fees and expenses to the extent funds are not otherwise available therefore under Section 7.03.  The provisions of this Section 12.02 shall survive the termination of this Indenture.

(b)           The Issuer shall pay all fees and expenses related to the transaction under this Indenture, including any amounts required for enforcement of any of the Fee Agreements or other agreements related hereto.

Section 12.03.      Notice to Noteholders if Default Occurs.  If a default occurs of which the Trustee is by Section 12.01(h) hereof required to take notice, or if notice of default be given as provided in Section 12.01(h) hereof, then the Trustee shall promptly give written notice thereof in accordance with Section 10.09 hereof.

Section 12.04.      Intervention by Trustee.  In any judicial proceeding concerning the issuance or the payment of the Notes to which the Issuer is party, the Trustee may intervene on behalf of the Noteholders and shall do so, subject to the provisions of Section 12.01(l) hereof, if requested in writing by the owners of at least 25% of the aggregate principal amount of Notes then Outstanding.

Section 12.05.      Successor Trustee.  With the written consent of the Issuer, any corporation or association into which the Trustee may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, or any successor Trustee appointed in accordance with this Indenture, ipso facto shall be and become successor Trustee hereunder and vested with all of the title to all the trusts, powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 12.06.      Resignation by Trustee.  The Trustee and any successor Trustee may at any time resign from the trusts hereby created by giving thirty (30) days’ written notice by registered or certified mail to the Issuer and the Initial Owner by first class mail (postage prepaid) and to the owners of each Note, and such resignation shall take effect upon the appointment of a successor Trustee by the Issuer or the owners of the Notes in accordance with Section 12.08.  The Trustee shall not be relieved of its duties hereunder until a successor has accepted such duties.  The Trustee shall have the right to petition, at the expense of the Issuer, a court of competent jurisdiction for the appointment of a permanent successor trustee if none has been appointed within such 30-day period.

Section 12.07.      Removal of Trustee.  The Trustee may be removed at any time by the Issuer by written notice given by the Issuer to the Trustee and the Initial Owner, so long as no Event of Default exists hereunder, or by an instrument in writing delivered to the Trustee, the Issuer and the Controlling Party, and signed by the owners of a majority in aggregate principal amount of Notes then Outstanding.  The Trustee shall not be relieved of its duties hereunder until a successor has accepted such duties.  Any such successor shall be appointed by the Issuer.  The Trustee shall have the right to petition, at the expense of the Issuer, a court of competent jurisdiction for the appointment of a permanent successor trustee if none has been appointed within a 30-day period.

Section 12.08.      Appointment of Successor Trustee by the Noteholders; Temporary Trustee.  In case the Trustee hereunder shall resign or be removed, or be dissolved, or shall be in course of dissolution or liquidation, become insolvent or bankrupt, or otherwise become incapable of acting hereunder, or in case it shall be taken under the control of any public officer or officers, or of a receiver appointed by a court, and the Issuer shall not appoint a successor Trustee within thirty (30) days after such event, a successor may be appointed by the owners of a majority in aggregate principal amount of Notes then Outstanding by an instrument or concurrent instruments in writing signed by such owners, or by their attorneys in fact, duly authorized and a copy of which shall be delivered personally or sent by registered mail to the Issuer and the Initial Owner.  Nevertheless, in case of such vacancy, the Issuer by resolution shall appoint a temporary Trustee to fill such vacancy until a successor Trustee shall be appointed by the Noteholders in the manner above provided; and any such temporary Trustee so appointed by the Issuer shall immediately and without further act be superseded by the Trustee so appointed by such Noteholders.  Notice of the appointment of a successor Trustee shall be given in the same manner as provided in Section 12.06 hereof with respect to the resignation of the Trustee.  Every such Trustee appointed pursuant to the provisions of this Section shall be a trust company or bank in good standing, duly authorized to exercise trust powers within the State and subject to examination by a federal or State authority, having (a) approximately $50,000,000 in capital and undivided profits surplus and (b) substantial experience as a trustee for revenue bonds, as evidenced by serving as trustee for at least three issues totaling at least $100,000,000.

Notwithstanding anything in this Section 12.08 to the contrary, no successor Trustee shall be appointed hereunder without the consent of the Controlling Party.

Section 12.09.      Concerning any Successor Trustee.  Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Issuer and Controlling Party an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, trusts, duties and obligations of its predecessors; but such predecessors shall, nevertheless, on the written request of the Issuer or the Controlling Party, or of their respective successors, execute and deliver an instrument transferring to such successor Trustee all the estates, properties, rights, powers and trusts of such predecessor hereunder; and every predecessor Trustee shall, upon payment of its charges, deliver all securities and money held by it as the Trustee hereunder to its successor.  Should any instrument in writing from the Issuer be required by any successor Trustee for more fully and certainly vesting in such successor the estate, rights, powers and duties hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer.  The resignation of any Trustee and the instrument or instruments removing any Trustee and appointing a successor hereunder, together with all other instruments provided for in this Article, shall be filed or recorded by the successor Trustee in each recording office where this Indenture or notice hereof shall have been filed or recorded.

Section 12.10.      Designation and Succession of Paying Agent.  The Trustee is hereby appointed as Paying Agent.  Any bank, national association or trust company with which or into which any Paying Agent may be merged or consolidated, or to which all or substantially all of the corporate trust assets and business of such Paying Agent may be sold, shall be deemed the successor of such Paying Agent for the purposes of this Indenture.  If the position of Paying Agent shall become vacant for any reason, the Issuer shall, within thirty (30) days thereafter, appoint a bank, national association or trust company, or other entity as such Paying Agent to fill such vacancy; provided, however, that if the Issuer shall fail to appoint such Paying Agent within such period, the Trustee shall make the appointment.  Other Paying Agents or fiscal agents may be appointed pursuant to Article XIV hereof by the Issuer if in its discretion additional Paying Agents or fiscal agents are deemed advisable.

The Paying Agent shall enjoy the same protection provisions in the performance of its duties hereunder as are specified in Section 12.01 hereof with respect to the Trustee insofar as such provisions may be applicable.

Notice of the appointment of additional Paying Agents or fiscal agents shall be given in the same manner as provided by Section 12.06 hereof with respect to the appointment of a successor Trustee.

Section 12.11.      Appointment of Co-Trustee.  It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as the Trustee in such jurisdiction.  It is recognized that, in case of litigation under this Indenture and, in particular, in case of the enforcement thereof on default, or in case the Trustee deems that by reason of any present or future law of any jurisdiction, it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted, or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an additional institution as a separate or co-Trustee; provided that any co-Trustee must have capital, surplus and undivided profits of at least $50,000,000.  The following provisions of this Section are adapted to these ends.

In the event that the Trustee appoints an additional institution as a separate or co-Trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-Trustee but only to the extent necessary to enable such separate or co-Trustee to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-Trustee shall run to and be enforceable by either of them.  The responsibilities of the co-Trustee under this Indenture shall be limited to exercising remedies as provided herein, and providing such assistance to the Trustee as may be necessary to carry out the duties of the Trustee and co-Trustee hereunder.

Should any instrument in writing from the Issuer be required by a separate or co-Trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer.  In case any separate or co-Trustee, or a successor to either, shall cease to exist, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-Trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new Trustee or successor to such separate or co-Trustee.  No Trustee hereunder shall be personally liable by reason of any act or omission of any other Trustee hereunder.

Section 12.12.      Trustee Not Liable for Failure of Others to Act.  The Trustee shall not be liable or responsible because of the failure of the Issuer or any of its employees or agents to make any collections or deposits or to perform any act herein required of the Issuer or because of the loss of any monies arising through the insolvency or the act or default or omission of any other depositary in which such monies shall have been deposited in accordance with this Indenture.  The Trustee shall not be responsible for the application of any of the proceeds of the Notes or any other monies deposited with it and paid out, withdrawn or transferred hereunder if such application, payment, withdrawal or transfer shall be made in accordance with the provisions of this Indenture.  The immunities and exemptions from liability of the Trustee hereunder shall extend to its directors, officers, employees and agents.

None of the provisions of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that (a) the Trustee shall not be liable for any error of judgment reasonably consistent with the prudent person standard set forth in Section 12.01(a) hereof made in good faith by any one of its officers, unless it shall be established that the Trustee was grossly negligent in ascertaining the pertinent facts on which such judgment is based; and (b) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Owners of not less than a majority in aggregate principal amount of the Notes then Outstanding, relating to the time, method and place of conducting any proceedings to be taken by the Trustee in connection with the enforcement of the terms and conditions of this Indenture or for the appointment of a receiver hereunder.

ARTICLE XIII

NOTE DEPOSITORY

Section 13.01.      Qualifications of a Note Depository, a Successor Note Depository or Substitute Depository.  If the Issuer and the Registrar determine from time to time to have the Notes held by a Note Depository, such Note Depository, successor Note Depository or Substitute Depository must be a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a qualified and registered “clearing agent” as provided in Section 17A of the Securities Exchange Act of 1934, as amended.

Section 13.02.      Resignation of Note Depository.  Any Note Depository may resign in its sole discretion with sixty (60) days prior written notice to the Issuer, Registrar and the Trustee.

Section 13.03.      Removal of Note Depository by the Trustee.  The Note Depository may be removed by direction of the Trustee in its sole discretion with or without cause and without the necessity of stating a cause if the Trustee determines that it is not in the best interest of the Noteholders to continue the book-entry system only system, by written notice to the Note Depository, the Registrar, the Issuer, and the Paying Agent specifying the removal date of such Note Depository.

Section 13.04.      Removal of Note Depository by the Issuer and the Registrar.  The Note Depository may be removed by the Issuer and the Registrar, with the consent of the Trustee, if:

(a)           such Note Depository is no longer able to provide such book-entry only services; or,

(b)           such Note Depository is no longer qualified as set forth in this Article to perform such book-entry only services.

In any such event, the Registrar shall immediately notify in writing the Note Depository of its removal.

Section 13.05.      Effective Date of Resignation or Removal of Note Depository.  Resignation or removal of the Note Depository in accordance with this Article shall be effective on the date specified in the instrument of resignation or removal or notice of either, unless a Substitute Depository or a successor Note Depository shall have been previously appointed, in which event the resignation or removal shall take effect immediately; provided, however, that the resignation or removal of the Note Depository shall not be effective unless and until a Substitute Depository has been appointed or successor Note Depository established pursuant to this Article.

Section 13.06.      Appointment of Substitute Depository.  Upon the resignation or removal of the Note Depository, the Trustee shall appoint a Substitute Depository and shall send notice to the Paying Agent, the Registrar, and the Issuer of such action.

Section 13.07.      Successor Note Depository.  A successor of any Note Depository shall be any corporation into which any Note Depository may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Note Depository may be a party, or any corporation succeeding to the book-entry only system or any Note Depository so long as such successor Note Depository is qualified to act as a Note Depository in accordance with the provision of this Article.

Section 13.08.      Purpose of Transfer or Exchange of Global Certificates.  Global Certificates may be transferred or exchanged for other Global Certificates as follows:

(a)           in the event of a redemption in accordance with Article III hereof;

(b)           upon registration of transfer of ownership of a Global Certificate to a Substitute Depository; or

(c)           to a successor of any Note Depository.

Section 13.09.      Mechanics of Transfer of the Global Certificates.  If the Global Certificate is transferred for the reasons set forth in Sections 13.08(b) or 13.08(c), such Global Certificate shall be presented to the Registrar and the Registrar shall record the name of the transferee on the registration books maintained by the Registrar and shall make a notation of such ownership on the panel provided on the Global Certificate.

Section 13.10.      Mechanics of Exchange of the Global Certificate for Another Global Certificate.  In the event of an exchange of a Global Certificate for the reason set forth in Section 13.08(a), such Global Certificate shall be exchanged as provided for in Section 2.11 of this Indenture.

Section 13.11.      Exchange of the Global Certificate for Replacement Notes.  Replacement Notes shall be issued if the Trustee is unable to locate a Substitute Depository within two (2) months following either the resignation or the removal of the Note Depository.

Section 13.12.      Procedures to Convert Replacement Notes.  The procedures governing the conversion of Global Certificates into certificated Notes are set forth in Section 2.11 of this Indenture.

Section 13.13.      Exchange of the Global Certificate for Replacement Notes.  In the event that a Substitute Depository is appointed, or a successor Note Depository is established, or in the event of a conversion to certificated Notes, the Registrar shall obtain from the predecessor depository of the Notes the records which designate the identities of all of the purchasers of the Notes.

Section 13.14.      Liability of Note Depository.  Any Note Depository selected in accordance with this Article and each of its Participants and the purchasers of the Notes, by their acceptance of the Notes agree that the Issuer and the Registrar shall have no liability for the failure of any such Note Depository which may be selected as herein provided to perform its obligations to the Participants and the Beneficial Owners of the Notes, nor shall the Issuer or the Registrar be liable for the failure of any Participant or other nominee of the Beneficial Owners to perform any obligation the Participant may incur to a Beneficial Owner of the Notes, and that the Registrar shall have no fiduciary duties to the Note Depository, Participants or Beneficial Owners; provided, however, that nothing contained in this Section shall affect or diminish the Registrar’s duties and responsibilities under this Indenture to act on behalf of all Owners, in any such Note Depository.

ARTICLE XIV

SUPPLEMENTAL INDENTURES

Section 14.01.      Supplemental Indentures not Requiring Consent of Noteholders.  The Issuer and the Trustee may, without the consent of, or notice to any of the Noteholders enter into an indenture or indentures supplemental to this Indenture as shall not be inconsistent with the terms and provisions hereof for any one or more of the following purposes:

(a)           To cure any ambiguity or formal defect or omission in this Indenture;

(b)           To grant to or confer upon the Trustee for the benefit of the Noteholders any additional benefits, rights, remedies, powers or authorities that may lawfully be granted to or conferred upon the Noteholders or the Trustee, or to make any change which, in the judgment of the Issuer, is not to the prejudice of the Noteholders.  The Trustee may rely conclusively on opinions of counsel as to such modifications;

(c)           To subject to this Indenture additional revenues, properties or collateral;

(d)           To modify, amend or supplement this Indenture or any indenture supplemental hereto in such manner as to permit the qualification hereof and thereof under the Trust Indenture Act of 1939 or any similar federal statute hereafter in effect or to permit the qualification of the Notes for sale under the securities law of any of the states of the United States of America, and, if they so determine, to add to this Indenture or any indenture supplemental hereto such other terms, conditions and provisions as may be permitted by the Trust Indenture Act of 1939 or similar federal statute;

(e)           To evidence the appointment of a separate Trustee or co-Trustee or the succession of a new Trustee or Paying Agent hereunder; or

(f)            To add to the covenants and agreements of the Issuer in this Indenture other covenants and agreements thereafter to be observed by the Issuer, or to surrender any right or power herein reserved to or conferred upon the Issuer.

Notwithstanding anything in this Section 14.01 or in Section 14.02 to the contrary, the Issuer and the Trustee shall not enter into any indenture or indentures supplemental to this Indenture without the prior written consent of the Controlling Party.

Section 14.02.      Supplemental Indentures Requiring Consent of Noteholders.  Exclusive of supplemental indentures covered by Section 14.01 hereof and subject to the terms and provisions contained in this Section, and not otherwise, the owners of not less than two-thirds in aggregate principal amount of all Notes then Outstanding shall have the right, from time to time, anything contained in this Indenture to the contrary notwithstanding, to consent to and approve the execution by the Issuer and the Trustee, of such other indenture or indentures supplemental hereto as shall be deemed necessary and desirable by the Issuer for the purpose of modifying, altering, amending, adding to or rescinding, in any particular, any of the terms or provisions contained in this Indenture or in any supplemental indenture; provided, however, that nothing in this Section contained shall permit, or be construed as permitting, without the consent of the owners of all Outstanding Notes, (a) an extension of the maturity date of any Note issued hereunder or (b) a reduction in the principal amount of any Note or the rate of interest thereon; provided further that nothing in this Section contained shall permit, or be construed as permitting, without the consent of the owners of all Outstanding Notes, (i) a privilege or priority of any Note or Notes over any other Note or Notes (other than those privileges or priorities granted herein), or (ii) a reduction in the aggregate principal amount of the Notes required for consent to such supplemental indenture, or (iii) the creation of any Lien other than a Lien ratably securing all of the Notes at any time Outstanding hereunder, or (iv) any modification of the trusts, powers, rights, obligations, duties, remedies, immunities and privileges of the Trustee.

If at any time the Issuer shall request the Trustee to enter into any such supplemental indenture for any of the purposes of this Section, the Trustee shall, upon being satisfactorily indemnified, cause notice of the proposed execution of such supplemental indenture to be mailed by registered or certified mail or by overnight delivery service to each owner of the Notes as shown on the list of Noteholders required by Section 5.05 hereof.  Such notice shall be prepared by or on behalf of the Issuer and shall briefly set forth the nature of the proposed supplemental indenture and shall state that copies thereof are on file at the designated corporate trust office of the Trustee for inspection by all Noteholders.  If within sixty (60) days or such longer period as shall be prescribed by the Issuer following the mailing of such notice, the owners of not less than two-thirds in aggregate principal amount of the Notes Outstanding, or of all Notes then Outstanding, as the case may be, at the time of the execution of any such supplemental indenture shall have consented to and approved the execution thereof as herein provided, no owner of any Note shall have any right to object to any of the terms and provisions contained herein, or the operation thereof, or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee or the Issuer from executing the same or from taking any action pursuant to the provisions thereof.

Upon the execution of any such supplemental indenture as in this Section is permitted and provided, this Indenture shall be and be deemed to be modified and amended in accordance therewith.

Section 14.03.      Discretion of Issuer and Trustee to Execute Supplemental Trust Indenture.  In each and every case provided for in this Article, the Issuer and the Trustee shall be entitled to exercise their discretion in determining whether or not to execute any proposed supplemental trust indenture if their respective rights, obligations and interests would be affected, and neither the Trustee nor the Issuer shall be under any liability to the other or to any Owner or anyone whomsoever for its refusal in good faith to enter into any such supplemental trust indenture if such trust indenture is deemed by either of them to be contrary to the provisions of this Article.  The Trustee shall be entitled to receive, and shall be fully protected in conclusively relying upon, any counsel’s opinion, which counsel may be counsel for the Issuer, as conclusive evidence that any such proposed supplemental trust indenture does or does not comply with the provisions of this Indenture and that it is or is not proper for it, under the provisions of this Article, to join in the execution of such supplemental trust indenture.

ARTICLE XV

MISCELLANEOUS

Section 15.01.      Consents, etc., of Noteholders.  Any consent, request, direction, approval, objection or other instrument required by this Indenture to be signed and executed by the Noteholders may be in any number of concurrent writings of similar tenor and may be signed or executed by such Noteholders in person or by agents appointed in writing.  Proof of the execution of any such consent, request, direction, approval objection or other instrument or of the writing appointing any such agent and of the ownership of Notes, if made in the following manner, shall be sufficient for any of the purposes of this Indenture, and shall be conclusive in favor of the Trustee and any Paying Agent with regard to any action taken by it under such request or other instrument, namely:

(a)           The fact and date of the execution by any Person of any such writing may be proved by the certificate of any officer in any jurisdiction who by law has power to take acknowledgments within such jurisdiction that the Person signing such writing acknowledged before him the execution thereof, or by an affidavit of any witness to such execution.

(b)           The fact of ownership of the Notes and the amount or amounts, numbers and other identification of Notes, and the date of holding the same shall be proved by the registration books of the Issuer maintained by the Trustee pursuant to Section 2.08 hereof.

Section 15.02.      Third Party Beneficiaries; Limitation of Rights.  The Initial Owner shall be an express third party beneficiary of this Indenture and shall have the right to enforce the provisions of this Indenture as if it were a party hereto.  With the exception of the third party beneficiary rights conferred on the Initial Owner and other rights herein expressly conferred, nothing expressed or mentioned in or to be implied from this Indenture or the Notes is intended or shall be construed to give to any Person other than the parties hereto, the Initial Owner, the other owners of the Notes, and assignees and subrogees thereof, any legal or equitable right, remedy or claim under or in respect to this Indenture or any covenants, conditions and provisions herein contained; this Indenture and all of the covenants, conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and the owners of the Notes and assignees and subrogees thereof as herein provided.

Section 15.03.      Severability.  If any provision of this Indenture shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

Section 15.04.      Notices.  Any notice, request, complaint, demand, communication or other paper shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, or sent by telecopy or overnight courier or by telegram, addressed to the appropriate Notice Address.  The Issuer, the Trustee and the Initial Owner may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 15.05.      Payments Due on Saturdays, Sundays and Holidays.  In any case where the Maturity Date or the Redemption Date fixed for redemption of any Note shall not be a Business Day, then payment of interest or principal may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date or the Redemption Date.

Section 15.06.      Counterparts.  This Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 15.07.      Applicable Provisions of Law; Waiver of Jury Trial; Forum Selection.  THIS INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the rights of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of this Indenture, or the subject matter hereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns, (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable governmental rule, in such Federal court, and (iii) to the extent permitted by applicable law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Indenture or the subject matter hereof may not be enforced in or by such court.  A final judgment obtained in respect of any action, suit or proceeding referred to in this Section 15.07 shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any manner as provided by applicable law.  Each of the parties hereto hereby consents to service of process in connection with the subject matter specified in the first sentence of this Section 15.07 in connection with the above-mentioned courts in New York by registered mail, Federal Express, DHL or similar courier at the address to which notices to it are to be given, it being agreed that service in such manner shall constitute valid service upon such party or its respective successors or assigns in connection with any such action or proceeding only; provided, however, that nothing in this Section 15.07 shall affect the right of any of such parties or their respective successors or assigns to serve legal process in any other manner permitted by applicable law.

Section 15.08.      Captions or Headings in this Indenture.  The captions or headings in this Indenture are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Indenture.

Section 15.09.      Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God which may cause, among other things, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this Indenture to be signed in its name and behalf by its General Partner to evidence its acceptance of the trusts hereby created, the Trustee has caused this Indenture to be signed in its name and behalf by its duly authorized officer, as of the day first above written.

GMH COMMUNITIES, LP, a Delaware limited partnership

By:	GMH COMMUNITIES GP TRUST, a Delaware
statutory trust, its general partner

/s/ Joseph Macchione
By: Joseph Macchione
Title: Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas E. Tabor
Name: Thomas E. Tabor
Title: Vice President

[SIGNATURE PAGE FOR INDENTURE]

EXHIBIT A

FORM OF SERIES 2007 NOTE

The text of the Notes, and the authentication certificate of Trustee to be printed thereon, shall be, respectively, in substantially the following form, to wit:

GMH COMMUNITIES, LP

TAXABLE NOTE

SERIES 2007

Dated:  May 7, 2007

Variable Interest Rate	Maturity Date	CUSIP
	April 30, 2010	36188TAA2

No. R-1

PRINCIPAL AMOUNT:	$100,000,000

REGISTERED OWNER:	CEDE & Co.

THIS NOTE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE.  ANY RESALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE INDENTURE (AS DEFINED HEREIN).

THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OF THE SECURITIES ACT.  THE PURCHASER HEREOF AGREES TO PROVIDE NOTICE TO ANY PROPOSED TRANSFEREE OF A BENEFICIAL OWNERSHIP INTEREST IN THE PURCHASED NOTES OF THE RESTRICTION ON TRANSFERS ONLY TO QUALIFIED INSTITUTIONAL BUYERS.

EXCEPT FOR THE INITIAL OWNER, EACH TRANSFEREE OF THIS NOTE BY ITS PURCHASE HEREOF, IS DEEMED TO HAVE REPRESENTED THAT SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OF THE SECURITIES ACT, AND WILL ONLY TRANSFER, RESELL, REOFFER, PLEDGE OR OTHERWISE TRANSFER THIS NOTE TO A SUBSEQUENT TRANSFEREE WHO SUCH TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT AND WHO IS WILLING AND ABLE TO CONDUCT AN INDEPENDENT INVESTIGATION OF THE RISKS INVOLVED WITH OWNERSHIP OF THE SERIES 2007 NOTES (AS DEFINED IN THIS NOTE) AND AGREES TO BE BOUND BY THE TRANSFER RESTRICTIONS.

THIS NOTE IS SUBJECT IN ALL RESPECTS TO THE TERMS OF TRUST INDENTURE, DATED AS OF MAY 7, 2007, BETWEEN GMH COMMUNITIES, LP, AS ISSUER (THE “ISSUER”), AND U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE (THE “INDENTURE”), AND THAT CERTAIN NOTE PURCHASE AGREEMENT DATED MAY 7, 2007 BETWEEN THE ISSUER AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (THE “NOTE PURCHASE AGREEMENT”).

NEITHER THIS NOTE NOR ANY OBLIGATION REPRESENTED HEREBY MAY BE TRANSFERRED TO ANY PARTY EXCEPT IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN THE INDENTURE.

The Issuer, for a value received, hereby promises to pay, solely from the sources and in the manner hereinafter provided, to the order of the Registered Owner named above, or registered assigns, on the Maturity Date specified above (or earlier as herein provided) the Principal Amount specified above as shall have been advanced to the Issuer by the Initial Owner pursuant to the terms of the Indenture and to pay interest on such Principal Amount from the Interest Payment Date (as hereinafter defined) next preceding the date of registration and authentication of this Note, unless this Note is registered and authenticated as of an Interest Payment Date, in which case it shall bear interest from said Interest Payment Date; or unless this Bond is registered and authenticated prior to June 1, 2007, in which event this Note shall bear interest from the Dated Date above; or unless, as shown by the records of the Trustee (as hereinafter defined), interest on this Note shall be in default, in which event this Note shall bear interest from the date to which interest was last paid on this Note, until the Issuer’s obligations with respect to payment of such Principal Amount shall be discharged, at the Note Rate per annum for the Notes calculated as described herein, payable on the first calendar day of each calendar month (or if such day is not a Business Day (as defined in the Indenture), the next succeeding Business Day) commencing June 1, 2007 (each, an “Interest Payment Date”) until such Principal Amount is duly paid, unless this Note shall have been previously called for redemption and payment therefor shall have been duly made or provided.

The principal of and interest on this Note shall be payable in lawful money of the United States of America, without exchange or collection charges, upon presentation and surrender of this Note at the designated corporate trust office of U.S. Bank Trust National Association in New York, New York, as trustee, or its successor (the “Trustee”).  Interest on this Note is payable by wire transfer in immediately available funds to the Person in whose name this Note is registered and at the address shown on the Record Date on the note registration books kept by the Trustee as registrar for the Notes to the bank account number on file with the Paying Agent as of the Record Date upon written request therefor by the owner thereof for the appropriate Interest Payment.

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE TO THE NOTE DEPOSITORY (AS DEFINED IN THE INDENTURE) OR TO A SUCCESSOR NOTE DEPOSITORY OR TO A NOMINEE OF A SUCCESSOR NOTE DEPOSITORY.

This Note has been issued under and pursuant to the provisions of Indenture.

This Note is one of a duly authorized issue of Notes of the Issuer known as “GMH Communities, LP Notes, Series 2007” (the “Series 2007 Notes”) issued, executed and delivered by the Issuer pursuant to and governed by the Indenture.

This Note is one of a Series of fully registered notes of like tenor and effect.  The Notes are general obligations of the Issuer, equally secured by a lien on and pledge of all monies and securities held by the Trustee under the Indenture applicable to the Notes and earnings thereon (except amounts in the Cost of Issuance Fund created under the Indenture).

Reference is hereby made to the Indenture for a description of the provisions, among others, with respect to the custody and application of the proceeds of the Notes issued under the Indenture, the funds charged with and pledged to the payment of the principal of and interest on the Notes, the rights, duties and obligations of the Issuer and of the Trustee, the rights of the owners of the Notes and the provisions regulating the manner in which the terms of the Indenture, this Note and the rights of the owner hereof may be modified, to all of which provisions the owner of this Note, on behalf of such owner and its successors in interest, assents by acceptance hereof.  Capitalized terms used herein and not defined have the meanings assigned to such terms in the Indenture.  Copies of the Indenture are on file at the designated corporate trust office of the Trustee.

This Note shall bear interest from its Dated Date at a variable rate of interest calculated in accordance with the Indenture.

The Notes are issuable only in the form of fully registered notes without coupons.  The Notes are issuable in denominations of U.S. $100,000 and integral multiples of U.S. $5,000 in excess thereof.  The Notes are transferable only to a permitted transferee in accordance with the terms of the Note Purchase Agreement, by presentation for transfer or exchange at the designated corporate trust office of the Trustee in New York, New York.  In each case, the Trustee may charge a sum sufficient to cover any expense incurred in making such transfer or exchange, and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.  Upon the surrender thereof at the designated corporate trust office of the Trustee with a written instrument of transfer, in form and with guarantee of signature satisfactory to the Trustee and satisfying the requirements of the Note

Purchase Agreement, duly executed by the Registered Owner or his duly authorized attorney, Notes may, at the option of the Registered Owner thereof, be exchanged for an equal aggregate principal amount of Notes of the same maturity and interest rate of any other Authorized Denomination.  The Trustee shall be supplied with the name, address, social security number or taxpayer identification number of the transferee hereof prior to making such transfer.

The Issuer and the Trustee shall not be required (a) to issue, transfer or exchange any Notes during a period beginning on the date which is fifteen (15) days prior to the day on which the applicable notice of redemption is given and ending on the redemption date, or (b) to transfer or exchange any Notes selected, called or being called for redemption or purchase in whole or in part.  If the Trustee establishes a special record date, it shall provide notice by first-class mail to registered owners of all Notes Outstanding at least ten (10) days before such special record date or at such other time and manner as the Trustee may deem appropriate.

The Issuer and the Trustee shall deem and treat the person in whose name this Note is registered as the absolute owner hereof (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account of principal hereof and interest due hereon and for all other purposes, and neither the Issuer nor the Trustee shall be affected by any notice to the contrary.

This Note is subject to optional redemption as described in the Indenture.

A COMPLETE STATEMENT AND DESCRIPTION OF ALL REDEMPTION PROVISIONS APPLICABLE TO THE NOTES IS CONTAINED IN THE INDENTURE, TO WHICH REFERENCE IS HEREBY MADE AND WHICH SHOULD BE REVIEWED.

The owner of this Note shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein, or to take any action with respect to any event of default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.  The Indenture prescribes the manner in which it may be discharged, including a provision that the Notes shall be deemed to be paid if monies or Defeasance Obligations, as defined therein, maturing as to principal and interest in such amounts and at such times as will provide sufficient funds to pay the Obligations of the Issuer, including but not limited to, the principal of and interest on the Notes and all necessary and proper fees of compensation and expenses of the Trustee and the Initial Owner and the Issuer shall have been deposited with the Trustee, after which the Notes shall no longer be secured by or entitled to the benefits of the Indenture, except for the purposes of exchange of Notes and of any such payment from such monies or Defeasance Obligations.

The Indenture permits, with certain exceptions as therein provided permitting supplemental indentures without consent of owners of the Notes, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the owners of the Notes at any time by the Issuer with consent of the owners of two-thirds in aggregate principal amount of the Notes at the time Outstanding, as defined in the Indenture.  Any such consent or waiver by the owner of this Note shall be conclusive and binding upon such owner and upon all future owners of this Note and of any Note issued upon the transfer or exchange of this Note, whether or not notation of such consent or waiver is made upon this Note.  The Indenture also contains provisions permitting the Trustee to waive certain past defaults under the Indenture and their consequences.

The Issuer hereby certifies, recites and declares that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and issuance of this Note, do exist, have happened and have been performed in due time, form and manner as required by law.

This Note shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Indenture until the certificate of authentication hereon shall have been dated and signed by the Trustee.

IN WITNESS WHEREOF, GMH Communities, LP has caused this Note to be duly executed in its name by the manual or facsimile signature of the Senior Vice President of its General Partner.

GMH COMMUNITIES, LP, a Delaware limited partnership

By:	GMH COMMUNITIES GP TRUST, a Delaware
statutory trust, its general partner

By: Joseph Macchione
Title: Vice President

CERTIFICATE OF AUTHENTICATION

This Note is one of the notes of the issue described in the within-mentioned Indenture.

Date of Authentication:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:
Name: Thomas Tabor
Title: Vice President

EXHIBIT B

CLOSING STATEMENT

Upon receipt of immediately available funds for the purchase of the Issuer’s first Drawing by the Initial Owner in the amount of $90,705,000, the Trustee shall immediately deliver a check or otherwise transfer by wire payment funds from the Issuer’s first Drawing as follows:  (a) $89,772,897.65 to Wachovia Bank, National Association, as per the wiring instructions below, from the Note Proceeds Fund, and (b) to Merrill Lynch, Pierce, Fenner & Smith, Inc. as per the wiring instructions set forth below, all funds in the Costs of Issuance Fund.

Wiring funds to Merrill Lynch:

Bank Name:	JP Morgan Chase
ABA No.:	021 000 021
Further Credit to:	046-21114
Credit to:	MLPF&S
Account No.:	930-4019-012
Reference:	CUSIP 36188TAA2 Commitment Fee

Wiring funds to Wachovia Bank:

Bank Name:	Wachovia Bank, National Association
ABA No.:	053000219
Beneficiary Account Name:	REIT
Ref:	GMH Communities
Account No.:	1459168116011
ATTN:	Taylor Ahlstrom

B-1

EXHIBIT C

MILITARY HOUSING PROJECTS

1.                                      Fort Stewart, Hinesville, Georgia / Hunter Army Airfield, Savannah, Georgia

2.                                      Fort Carson, Colorado Springs, Colorado

3.                                      Fort Hamilton, Brooklyn, New York

4.                                      Fort Eustis, Newport News, Virginia / Fort Story, Virginia Beach, Virginia

5.                                      Water Reed Army Medical Center, Washington, D.C. / Fort Dietrich, Fredrick, Maryland

6.                                      Fort Bliss, Texas / White Sands Missile Range, Las Cruces, New Mexico

7.                                      Fort Gordon, Augusta, Georgia

8.                                      Fort Carlisle, Carlisle, Pennsylvania / Picatinny Arsenal, New Jersey

9.                                      Navy Northeast - NSB New London Groton, Connecticut / NSY Portsmouth Shipyard Kittery, Maine / NAS Brunswick, Brunswick, Maine / NAVSTA Newport Newport, Rhode Island / NSU Saratoga Springs, Saratoga Springs, New York / Mitchell Manor Long Island, New York / NWS Earle Colts Neck, New Jersey / NAES Lakehurst Lakehurst, New Jersey

10.                               Air Education and Training Command (AETC) - Altus AFB, Oklahoma / Luke AFB, Arizona / Sheppard AFB, Texas / Tyndell AFB, Florida

11.                               Navy Southeast Region comprised of eleven (11) bases

12.                               U.S. Military Academy at West Point, New York

C-1

EXHIBIT D

FORM OF NOTICE OF DRAWING

              , 200

Ladies and Gentlemen:

The undersigned,       of GMH Communities, LP (“Issuer”), acting pursuant to a Trust Indenture dated as of May 7, 2007 (the “Indenture”), by and between the Issuer and U.S. Bank National Trust Association, as trustee (the “Trustee”), hereby delivers to you, as Trustee under the Indenture, this request for a drawing, on the date hereof, under the Issuer’s Taxable Notes Series 2007 (the “Notes”) in an aggregate principal amount of $             (the “Drawing”) for the purpose of             .  The Notes are dated              and conform to the specifications with respect thereto set forth in the Indenture.  $             cumulative principal amount of Notes have been drawn down by the Issuer prior to the date hereof, and $             principal amount of Notes are outstanding on the date hereof.

Upon your receipt of a federal funds wire, for the account of the Issuer, in the amount of $            , representing the purchase price for the Drawing, you hereby are requested and authorized to (a) revise the Schedule of Drawings and Redemptions attached to the Indenture reflecting such Drawing, and (b) to deposit the proceeds from such Drawing into the Note Proceeds Fund.  Thereafter, you are hereby directed to transfer the proceeds from such Drawing to the Issuer as [directed by Issuer in this letter] or as set forth in the Indenture.

D-1

Your acknowledgement that you have received this Notice of Drawing in accordance with the provisions of the Indenture will be evidenced by your receipt, acceptance and approval as hereon endorsed.

GMH COMMUNITIES, LP, a Delaware limited partnership

By:	GMH COMMUNITIES GP TRUST, a Delaware
statutory trust, its general partner

By: Joseph Macchione
Title: Vice President

Receipt, acceptance and approval of the foregoing are hereby acknowledged.  The undersigned also acknowledges that all actions on its part requested by the Issuer have been undertaken.

U.S. BANK TRUST NATIONAL ASSOCIATION

By
Name: Thomas E. Tabor
Title: Vice President

EXHIBIT E

SCHEDULE OF DRAWINGS AND REDEMPTIONS

Date of Drawing/Redemption	Amount of Drawing	Amount of Redemption	Cumulative Outstanding Principal Amount	Amount of Available Principal (including Additional Notes)

$	$	$	$	$

E-1

EXHIBIT F

AUDITED FINANCIAL STATEMENTS

F-1

EXHIBIT G

PLEDGED ACCOUNTS

Name of Account Holder	Name of Entity Holding Account (and Office)	Account Number
GMH Military Hou_005	Merrill Lynch	21607005
GMH Military Housing FC	Merrill Lynch	21607048
GMH Military Housing Development LLC	Merrill Lynch	21607039
GMH Military Housing MGT FC	Merrill Lynch	21607116
GMH Military Housing Renovations Account	Merrill Lynch	21607275
GMH Military Housing Renovations Account	Merrill Lynch	21607276
GMH Military Housing Renovations Account	Merrill Lynch	21607277
GMH Military Housing Renovations Account	Merrill Lynch	21607278
GMH Military Housing Renovations Account	Merrill Lynch	21607068
GMH/AETC Management/Development LLC	Merrill Lynch	21607361
GMH NE Housing Design/Build LLC	Merrill Lynch	21607205

G-1

EXHIBIT H

CLOSING PROFORMA

SCHEDULE 4.06

1.  In re: GMH Communities Trust Securities Litigation.  Consolidated class action lawsuit claiming fraudulent SEC filings by GMH.  More details of this litigation are set forth in GMH’s filings with the SEC, which are incorporated herein by this reference.

2.  Forbes lawsuit.  Plaintiffs allege that GMH provided false and misleading financial information.  This suit is similar to No. 1, above. The plaintiffs were not included in the class action suit because they are unit holders and not shareholders.  More details of this litigation are set forth in GMH’s filings with the SEC, which are incorporated herein by this reference.

3.  Jeffrey M. Brown Associates, Inc. (“JMB”).  On November 9, 2006, JMB (the construction contractor for the Fort Hamilton project) presented a claim in the amount of approximately $8 million for extra costs above the guaranteed maximum price for its contract.  The majority of the claim (approximately $7.9 million) relates to asserted post-contract adjustments in the scope of work and the withdrawal of the proposed modular home supplier. Management disputed the claim but agreed to meet with JMB to discuss the claim and possible settlements. On January 18, 2007, JMB proposed a settlement that would involve a change order to increase the Guaranteed Maximum Price for new construction at Fort Hamilton by approximately $1.7 million and the cessation of further renovation work by JMB at both Fort Hamilton and the Mitchel Manor portion of the Navy Northeast project, where JMB is a subcontractor.  As part of this proposed settlement, JMB would retract approximately $6.3 million of its original claim.  On February 23, 2007, GMH Military Housing issued a letter back to JMB, in response to its prior settlement proposal, indicating the company’s counteroffer for potential settlement terms between the parties.  Any settlement is likely subject to approval by the Army and the financing parties for Fort Hamilton, and possibly the Navy and the financing parties for the Navy Northeast project if the settlement also involves JMB’s work for the Navy Northeast project.  In April, 2007, JMB submitted change orders in the amount of approximately $990,000 and they are under consideration by management.  However, management believes that the change orders are without merit.  At this time, management believes that an agreement will be reached with JMB if the other necessary parties consent. In addition, JMB holds a renovation contract for work to be completed at the project.  GMH plans to assume the remaining renovation contract under a revised scope that is to be approved by the appropriate financing parties.  If an agreement is not reached, and JMB were to file suit and prevail against the Fort Hamilton project entity, GMH Communities LP could potentially become liable under the Guaranty of Completion covering the project, which is discussed below.  The project entity also could be liable apart from the completion guaranty, given that the project entity is the party to the construction contract with JMB.

Guaranty of Completion: A Guaranty of Completion exists between GMH Communities LP, as guarantor (through assignment of rights and obligations from GMH Capital Partners, L.P.), in favor of The Bank of New York as master trustee under the Trust Indenture covering the bonds financing the Fort Hamilton project.  Under the terms of this Guaranty, the guarantor has guaranteed that the project will be fully and timely performed and completed in accordance with the plans/specifications, “Guaranteed Maximum Price” and construction schedule as set out in the related project construction contract. In addition, the project entity has the same obligations to complete the construction schedule under the terms of the Trust Indenture.  Management believes that any change order increasing the Guaranteed Maximum Price of JMB’s construction contract as part of the settlement will result in a corresponding increase to the Guaranteed Maximum Price for purposes of the Guaranty because the definition of Guaranteed Maximum Price in the Guaranty is tied to JMB’s construction contract.  Moreover, because any settlement and change order with JMB would likely require the consent of the financing parties for Fort Hamilton, management intends to document any such consent in a manner that would provide a corresponding increase in the Guaranteed Maximum Price for purposes of the Guaranty.  However, if a settlement with JMB is not reached and JMB were to prevail on its claim, it is possible that GMH Communities LP would be liable for the amount of the claim above the Guaranteed Maximum Price.

4.  Northeast Housing LLC v. Pezza CMS, Inc.  In 2005, GMH Military Housing Management entered into several contracts with Pezza CMS, Inc. (“Pezza”), a construction contractor, to perform renovation work for the Navy NE project in Connecticut and Rhode Island.  Pezza failed to complete those projects and also failed to pay its subcontractors; therefore GMH terminated the contracts in April, 2006.  GMH paid the unpaid subcontractors all sums owed by Pezza (approximately $283k) so that the subcontractors would not file mechanics leans against the properties.  In addition, GMH hired new contractors to finish the work for about $200k.

In retaliation for GMH terminating its contracts, Pezza filed an Intent to File Mechanics Liens in RI and CT.  GMH received lien waivers for all of the work performed by Pezza and has paid either Pezza or its subcontractors for all work performed; therefore the risk of Pezza actually perfecting the liens and successfully collecting on the liens is minimal.

In Rhode Island, Pezza had to act within 3 months of filing the Intent to Lien to perfect its lien position.  Pezza failed to do so, causing its Intent to Lien and any future opportunity to lien the property for this work to be relinquished.

In Connecticut, Pezza has to act within 1 year of filing the Intent to Lien to perfect its lien position.  This time period will run off in about four months.  Pezza has indicated in its Intent To File Liens that it intends to file liens in the amount of $230,921.93.  GMH has entered into an escrow agreement placing the full amount of the liens in escrow pending the outcome of litigation against Pezza (which should result in the liens being expunged).

GMH filed a complaint against Pezza on October 26, 2006 seeking compensation from Pezza of over $1,000,000 for (i) the amount paid to subcontractors ($283k), (ii) the amount paid contractors to finish the work ($200k), (iii) lost rental because of the delay caused by Pezza ($583k), plus (iv) attorneys fees.  The complaint also seeks to eliminate the CT Intent to File Mechanics Liens.  The case is now in the discovery phase of this litigation.

The CT liens will be relinquished in four months if Pezza does not take any action to perfect its liens.  This 1-year CT hurdle will occur prior to the court making any decision on the liens.  The court will not have to act to relinquish the liens if the 1-year mark comes and goes without Pezza filing its liens.  Then, what will remain in the complaint is GMH’s action for damages.

5.  West Point:  Subsidiaries of the Issuer are engaged in defending a protest filed at the Government Accountability Office by Forest City Military Communities LLC with respect to the West Point Military Housing Project.  Forest City has asked the GAO to review whether the U.S. Army properly implemented the evaluation scheme under the Army’s solicitation when it selected GMH for the West Point project.  An outcome is expected on or before July 5, 2007.  A determination in support of Forest City could result in the loss of the West Point project.

SCHEDULE 5.02

1.  Navy Northeast.

There are a number of provisions under the Project Documents for the Navy Northeast project that could not be met as a result of construction delays implemented upon notice of the BRAC determinations. Management has been working with the Navy, its construction partners and the bondholder parties since the BRAC announcements to ensure that decisions to delay construction work at certain sites under the project were done with full knowledge of all third parties (and that such third parties were given the opportunity to object to any such actions before they were taken). The project entity has distributed notices to relevant third parties regarding the construction delays, and has included references to the construction delays in numerous draw requests submitted to the trustee and bondholder representative throughout 2006. Each of these draw requests have been subsequently approved by the requisite parties, despite this indication of the construction stoppage and the attendant implication that constructions requirements under the transaction documents would continue to be “off-schedule” going forward.

The Managing Member of the Navy Northeast project is in the process of negotiating the terms of a re-financing of the outstanding bond issuance on behalf of the joint venture with the Navy, together with an amendment and restatement of all related project documents that will incorporate necessary changes to reduce the project scope in line with the BRAC-affected sites. Currently, management expects that a proposal to re-finance the outstanding bonds will be distributed to bondholders in May, and that a closing on the re-financing and complete amendment/restatement of the project documents will be completed during the third quarter of 2007.  The legal documents to be amended and restated in connection with the restructuring, including the Trust Indenture, have been prepared in draft form by the project entity’s legal counsel and have been under review by the Navy’s counsel as well.

Trust Indenture: In the meantime, the project entity is currently in default of the terms of the Trust Indenture, which required that a certain number of new housing units be constructed by December 31, 2006.  In addition, the project entity has not met, and is expected to continue not to meet, the various construction/renovation deadlines contained in schedules to the Design/Build Agreement covering the project.  Upon the trigger of an event of default under the terms of the Trust Indenture, the bondholders may exercise various remedies, including the right to declare the full principal of all bonds outstanding and interest accrued thereon and the “make whole premium,” if any, immediately due and payable. This right to accelerate the bond payments is provided under Section 8.02 of the Trust Indenture and requires the Trustee to provide written notice upon the request of a majority of the bondholders. Management has been in contact with the trustee, the bondholder representative, and (through the investment bankers engaged in connection with the re-financing) the holders of a majority of the outstanding bonds. Each of these parties has been aware of the continuing construction/renovation stoppages at BRAC-affected sites and is awaiting additional information on the proposed terms of the project re-financing. Management has received no indication of intent by the bondholders to accelerate the bonds.

In connection with draw requests, the project owner is required to submit a compliance certificate that effectively brings-down each of the representations and warranties under the Trust Indenture as of the date of the draw request. Given the default under certain sections of the Trust Indenture, compliance certificates have been modified to indicate that the project owner is not in compliance with the representation of Section 4.38 of the Trust Indenture. While the trustee approves the draw requests, the bondholder representative directs the trustee whether to approve or disapprove a draw request. The bondholder representative approved the most recent draw request, and based on management’s discussions with the bondholder representative, management expects the bondholder representative to continue approving draw requests pending restructuring the project.

Completion Guaranty: Under the terms of this document, GMH Communities, LP has provided a guaranty in favor of the Department of the Navy to perform and complete (i) the design build manager’s obligations under the Design/Build Agreement, as well as (ii) certain obligations of the project owner, including the payment of up to $5.0 million in operating deficits under the Trust Indenture. The Guaranty provides that so long as the design/build manager performs its obligations under the Design/Build Agreement in accordance with its terms, that the Guarantor shall have no obligation under the Guaranty with respect to the design/build terms; and if the project owner pays the costs described in the definition of “owner obligations” then Guarantor also shall have no obligation under the Guaranty with respect to the “owner obligations.” So long as a default exists under the terms of the Design/Build Agreement, the Guarantor will be responsible for completion and performance of the work under that agreement. As discussed above, the current construction/renovation scope and timing for performance of construction/renovation is expected to be modified under the Design/Build Agreement in connection with the project restructuring. In addition, with respect to payment of any operating deficits under the Trust Indenture, management is currently unaware of any such costs that are not otherwise being paid for by the project owner.

Side Letter:  On April 7, 2005, Northeast Housing, LLC (the project entity) obtained approximately $2.9 million of funds from the project’s account referred to as “ORA” (Operating Reserve Account) to cover a cash shortfall under the project. The funds were used to make required interest payments for the outstanding bonds under the Trust Indenture. Under the terms of the side letter agreement, GMH Military Housing – Navy Northeast LLC (as managing member of the project entity) requested that the ORA funds be considered a loan by in accordance with the terms of the operating agreement for the project owner, and that the loan carry a 0% interest rate and become payable due subsequent to the development period under the operating agreement.

Management is currently working to require the payment of the borrowed ORA funds by the project owner in connection with the restructuring of the project. Based on discussion with the Navy to date, this modification to the project documents will be permitted. In the event that the project owner repays, or becomes responsible for payment of, the previously borrowed ORA funds, then the obligation of GMH Communities, LP to otherwise guaranty this “operating deficit” will be excluded from the Guaranty.